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                                                        CONFORMED EXECUTION COPY

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                         RECEIVABLES PURCHASE AGREEMENT

                          dated as of December 21, 2006

                                      Among

                           PACTIV RSA LLC, as Seller,

                       PACTIV FACTORING LLC, as Servicer,

                        ATLANTIC ASSET SECURITIZATION LLC

                                       and

                             CALYON NEW YORK BRANCH

                                    as Agent

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                                TABLE OF CONTENTS

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
ARTICLE I
      PURCHASE ARRANGEMENTS..............................................     4
   Section 1.1     Purchase Facility.....................................     4
   Section 1.2     Increases.............................................     5
   Section 1.3     Decreases.............................................     5
   Section 1.4     Payment Requirements..................................     5
ARTICLE II
      PAYMENTS AND COLLECTIONS...........................................     6
   Section 2.1     Payments..............................................     6
   Section 2.2     Collections Prior to Amortization.....................     6
   Section 2.3     Collections Following Amortization....................     7
   Section 2.4     Application of Collections............................     7
   Section 2.5     Payment Rescission....................................     7
   Section 2.6     Maximum Purchaser Interests...........................     8
   Section 2.7     Clean Up Call.........................................     8
ARTICLE III
      COMPANY FUNDING....................................................     8
   Section 3.1     CP Costs..............................................     8
   Section 3.2     CP Costs Payments.....................................     8
   Section 3.3     Calculation of CP Costs...............................     8
ARTICLE IV
      FINANCIAL INSTITUTION FUNDING......................................     8
   Section 4.1     Financial Institution Funding.........................     8
   Section 4.2     Yield Payments........................................     9
   Section 4.3     Selection and Continuation of Tranche Periods.........     9
   Section 4.4     Suspension of the LIBO Rate...........................     9
ARTICLE V
      REPRESENTATIONS AND WARRANTIES.....................................    10
   Section 5.1     Representations and Warranties of the Seller Parties..    10
   Section 5.2     Financial Institution Representations and Warranties..    14
ARTICLE VI
      CONDITIONS OF PURCHASES............................................    14
   Section 6.1     Conditions Precedent to Initial Incremental Purchase..    14
   Section 6.2     Conditions Precedent to All Purchases and
                      Reinvestments......................................    14
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
ARTICLE VII
      COVENANTS..........................................................    15
   Section 7.1     Affirmative Covenants of The Seller Parties...........    15
   Section 7.2     Negative Covenants of the Seller Parties..............    22
ARTICLE VIII
      ADMINISTRATION AND COLLECTION......................................    23
   Section 8.1     Designation of Servicer...............................    23
   Section 8.2     Duties of Servicer....................................    24
   Section 8.3     Collection Notices....................................    25
   Section 8.4     Responsibilities of Seller............................    25
   Section 8.5     Reports...............................................    26
   Section 8.6     Servicing Fees........................................    26
ARTICLE IX
      AMORTIZATION EVENTS................................................    26
   Section 9.1     Amortization Events...................................    26
   Section 9.2     Remedies..............................................    28
ARTICLE X
      INDEMNIFICATION....................................................    29
   Section 10.1    Indemnities by the Seller Parties.....................    29
   Section 10.2    Increased Costs and Reduced Return....................    31
   Section 10.3    Other Costs and Expenses..............................    32
ARTICLE XI
      THE AGENT..........................................................    33
   Section 11.1    Authorization and Action..............................    33
   Section 11.2    Delegation of Duties..................................    33
   Section 11.3    Exculpatory Provisions................................    33
   Section 11.4    Reliance by Agent.....................................    34
   Section 11.5    Non-Reliance on Agent and Other Purchasers............    34
   Section 11.6    Reimbursement and Indemnification.....................    34
   Section 11.7    Agent in its Individual Capacity......................    35
   Section 11.8    Successor Agent.......................................    35
ARTICLE XII
      ASSIGNMENTS; PARTICIPATIONS........................................    35
   Section 12.1    Assignments...........................................    35
ARTICLE XIII
      MISCELLANEOUS......................................................    36
   Section 13.1    Waivers and Amendments................................    36
   Section 13.2    Notices...............................................    37


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
   Section 13.3    Ratable Payments......................................    38
   Section 13.4    Protection of Ownership Interests of the Purchasers...    38
   Section 13.5    Confidentiality.......................................    38
   Section 13.6    Bankruptcy Petition...................................    39
   Section 13.7    Limitation of Liability...............................    39
   Section 13.8    CHOICE OF LAW.........................................    39
   Section 13.9    CONSENT TO JURISDICTION...............................    40
   Section 13.10   WAIVER OF JURY TRIAL..................................    40
   Section 13.11   Integration; Binding Effect; Survival of Terms........    40
   Section 13.12   Counterparts; Severability; Section References........    41
   Section 13.13   Calyon Roles..........................................    41
   Section 13.14   Characterization......................................    41

Exhibits and Schedules
   Exhibit I       Definitions
   Exhibit II      Form of Purchase Notice
   Exhibit III     Places of Business of the Seller Parties; Locations of
                   Records; Federal Employer Identification Number(s)
   Exhibit IV      Names of Collection Banks; Collection Accounts
   Exhibit V       Form of Compliance Certificate
   Exhibit VI      Form of Collection Account Agreement
   Exhibit VII     Credit and Collection Policy
   Exhibit VIII    Form of Monthly Report
   Schedule A      Commitments
   Schedule B      Closing Documents
   Schedule C      Equivalent Long-Term Ratings


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                                 PACTIV RSA LLC
                         RECEIVABLES PURCHASE AGREEMENT

     This Receivables Purchase Agreement, dated as of December 21, 2006, is among PACTIV RSA LLC, a Delaware limited liability company ("Seller"), PACTIV FACTORING LLC, a Delaware limited liability company ("Factoring"), as initial Servicer (in such capacity, the "Servicer," and together with Seller, the "Seller Parties" and each a "Seller Party"), the entities from time to time listed on Schedule A to this Agreement (together with any of their respective successors and assigns hereunder, the "Financial Institutions"), ATLANTIC ASSET SECURITIZATION LLC ("Company") and CALYON NEW YORK BRANCH, as agent for the Purchasers hereunder or any successor agent hereunder (together with its successors and assigns hereunder, the "Agent"). Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.

                             PRELIMINARY STATEMENTS

     Seller desires to transfer and assign Purchaser Interests to the Purchasers from time to time.

     Company may, in its absolute and sole discretion, purchase Purchaser Interests from Seller from time to time.

     In the event that Company declines to make any purchase, the Financial Institutions shall, at the request of Seller, purchase Purchaser Interests from time to time. In addition, the Financial Institutions have agreed to provide a liquidity facility to Company.

     Calyon New York Branch has been requested and is willing to act as Agent on behalf of Company and the Financial Institutions in accordance with the terms hereof.

                                   ARTICLE I
                              PURCHASE ARRANGEMENTS

          Section 1.1 Purchase Facility.

          (a) Upon the terms and subject to the conditions hereof, Seller may, at its option, sell and assign Purchaser Interests to the Agent for the benefit of one or more of the Purchasers. In accordance with the terms and conditions set forth herein, Company may, at its option, instruct the Agent to purchase on behalf of Company, or if Company shall decline to purchase, the Financial Institutions hereby agree that the Agent shall purchase, on behalf of the Financial Institutions, Purchaser Interests from time to time in an aggregate amount not to exceed at such time the lesser of (i) the Purchase Limit and (ii) the aggregate amount of the Commitments during the period from the date hereof to but not including the Facility Termination Date.

          (b) Seller may, upon at least 10 Business Days' notice to the Agent, terminate

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in whole or reduce in part, ratably among the Financial Institutions, the unused portion of the Purchase Limit; provided that each partial reduction of the Purchase Limit shall be in an amount equal to $5,000,000 or an integral multiple thereof.

          Section 1.2 Increases. Seller shall provide the Agent with notice in a form set forth as Exhibit II hereto of each Incremental Purchase (a "Purchase Notice") no later than twelve noon (New York time) on the third (3rd) Business Day prior to such Incremental Purchase. Each Purchase Notice shall be subject to
Section 6.2 hereof and, except as set forth below, shall be irrevocable and shall specify the requested Purchase Price (which shall not be less than $1,000,000) and Purchase Date (which, in the case of any Incremental Purchase (after the initial Incremental Purchase hereunder), shall only be on a Settlement Date) and, in the case of an Incremental Purchase to be funded by the Financial Institutions, the requested Discount Rate and Tranche Period. Following receipt of a Purchase Notice, the Agent will determine whether Company agrees to make the purchase. If Company declines to make a proposed purchase, Seller may cancel the Purchase Notice or, in the absence of such a cancellation, the Incremental Purchase of the Purchaser Interest will be made by the Financial Institutions. On the date of each Incremental Purchase, upon satisfaction of the applicable conditions precedent set forth in Article VI, Company or the Financial Institutions, as applicable, shall deposit to the Facility Account, in immediately available funds, no later than 1:00 p.m. (New York time), an amount equal to (i) in the case of Company, the aggregate Purchase Price of the Purchaser Interests Company is then purchasing or (ii) in the case of a Financial Institution, such Financial Institution's Pro Rata Share of the aggregate Purchase Price of the Purchaser Interests the Financial Institution is purchasing.

          Section 1.3 Decreases. Seller shall provide the Agent with prior written notice in conformity with the Required Notice Period (a "Reduction Notice") of any proposed reduction of Aggregate Capital. Such Reduction Notice shall designate (i) the date (the "Proposed Reduction Date") upon which any such reduction of Aggregate Capital shall occur (which date shall give effect to the applicable Required Notice Period), and (ii) the amount of Aggregate Capital to be reduced which shall be applied ratably to the Purchaser Interests of Company and the Financial Institutions in accordance with the amount of Capital (if any) owing to Company, on the one hand, and the amount of Capital (if any) owing to the Financial Institutions (ratably, based on their respective Pro Rata Shares), on the other hand (the "Aggregate Reduction"). Only one (1) Reduction Notice shall be outstanding at any time.

          Section 1.4 Payment Requirements. All amounts to be paid or deposited by any Seller Party pursuant to any provision of this Agreement shall be paid or deposited in accordance with the terms hereof no later than twelve noon (New York time) on the day when due in immediately available funds, and if not received before twelve noon (New York time) shall be deemed to be received on the next succeeding Business Day. If such amounts are payable to a Purchaser they shall be paid to the Agent, for the account of such Purchaser, at the office of Calyon New York Branch ABA 026008073; account number 01-25680-0001-00-001 "Pactiv/AAS" until otherwise notified by the Agent. All computations of Yield, per annum fees calculated as part of any CP Costs, per annum fees hereunder and per annum fees under the Fee Letter shall be made on the basis of a year of 360 days for the actual number of days elapsed; provided, however, that all computations of Yield calculated with respect to the Base Rate shall be made on the basis of a year of 365 days for the actual number of days elapsed. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day; provided, however, that if any amount hereunder calculated


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with respect to the LIBO Rate shall be payable on a day which is not a Business
Day, such amount shall be payable on the immediately preceding Business Day.

                                   ARTICLE II
                            PAYMENTS AND COLLECTIONS

          Section 2.1 Payments. Notwithstanding any limitation on recourse contained in this Agreement, Seller shall immediately pay to the Agent when due, for the account of the relevant Purchaser or Purchasers on a full recourse basis, (i) the fees set forth in the Fee Letter (which fees shall satisfy all fees owing by the Seller to the Financial Institutions), (ii) all CP Costs allocable to Capital funded by Commercial Paper, (iii) all accrued and unpaid Yield (to the extent not included in CP Costs), (iv) all amounts payable as Deemed Collections (which shall be immediately due and payable by Seller and applied to reduce outstanding Aggregate Capital hereunder in accordance with Sections 2.2 and 2.3 hereof), (v) all amounts payable to reduce the Purchaser Interests, if required, pursuant to Section 2.6, (vi) all amounts payable pursuant to Article X, if any, (vii) if Factoring or one of its Affiliates is not the Servicer hereunder, all Servicer costs and expenses, including the Servicing Fee, in connection with servicing, administering and collecting the Receivables, (viii) all Broken Funding Costs and (ix) all Default Fees (collectively, the "Obligations"). If any Person fails to pay any of the Obligations when due, such Person agrees to pay, on demand, the Default Fee in respect thereof until paid. Notwithstanding the foregoing, no provision of this Agreement or the Fee Letter shall require the payment or permit the collection of any amounts hereunder in excess of the maximum permitted by applicable law. If at any time Seller receives any Collections or is deemed to receive any Collections, Seller shall immediately pay such Collections or Deemed Collections to the Servicer for application in accordance with the terms and conditions hereof and, at all times prior to such payment, such Collections or Deemed Collections shall be held in trust by Seller for the exclusive benefit of the Purchasers and the Agent.

          Section 2.2 Collections Prior to Amortization. Prior to the Amortization Date, any Collections and/or Deemed Collections received by the Servicer shall be set aside and held in trust by the Servicer for the payment of any accrued and unpaid Aggregate Unpaids or for a Reinvestment as provided in this Section 2.2. If at any time any Collections are received by the Servicer prior to the Amortization Date, Seller hereby requests and the Purchasers hereby agree to make, simultaneously with such receipt, a reinvestment (each a "Reinvestment") with that portion of the balance of each and every Collection received by the Servicer that is part of any Purchaser Interest, such that after giving effect to such Reinvestment, the amount of Capital of such Purchaser Interest immediately after such receipt and corresponding Reinvestment shall be equal to the amount of Capital immediately prior to such receipt. On each Settlement Date prior to the occurrence of the Amortization Date, the Servicer shall remit to the Agent's account the amounts set aside during the preceding Settlement Period that have not been subject to a Reinvestment and apply such amounts (if not previously paid in accordance with Section 2.1), to reduce unpaid Obligations. If such Capital and Obligations shall be reduced to zero, any additional Collections received by the Servicer (i) if applicable, shall be remitted to the Agent's account no later than twelve noon (New York time) to the extent required to fund any Aggregate Reduction on such Settlement Date and (ii) any balance remaining thereafter shall be remitted from the Servicer to Seller on such Settlement Date.


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          Section 2.3 Collections Following Amortization. On the Amortization
Date and on each day thereafter, the Servicer shall set aside and hold in trust, for the holder of each Purchaser Interest, all Collections received on such day and an additional amount for the payment of any accrued and unpaid Obligations owed by Seller and not previously paid by Seller in accordance with Section 2.1. On and after the Amortization Date, the Servicer shall, at any time upon the request from time to time by (or pursuant to standing instructions from) the Agent (i) remit to the Agent's account the amounts set aside pursuant to the preceding sentence, and (ii) apply such amounts to reduce the Capital associated with each such Purchaser Interest and any other Aggregate Unpaids.

          Section 2.4 Application of Collections. If there shall be insufficient funds on deposit for the Servicer to distribute funds in payment in full of the aforementioned amounts pursuant to Section 2.2 or 2.3 (as applicable), the Servicer shall distribute funds:

          first, to the payment of the Servicer's reasonable out-of-pocket costs and expenses in connection with servicing, administering and collecting the Receivables, including the Servicing Fee, if Factoring or one of its Affiliates is not then acting as the Servicer, second, to the reimbursement of the Agent's costs of collection and enforcement of this Agreement,

          third, ratably to the payment of all accrued CP Costs, accrued and unpaid Yield and fees payable pursuant to the Fee Letter,

          fourth, (to the extent applicable) to the ratable reduction of the Aggregate Capital,

          fifth, for the ratable payment of all other unpaid Obligations,

          sixth, to the payment of the accrued and unpaid Servicing Fee, if Factoring or one of its Affiliates is acting as the Servicer, and seventh, after the Aggregate Unpaids have been indefeasibly reduced to zero, to Seller.

          Collections applied to the payment of Aggregate Unpaids shall be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth in this Section 2.4, shall be shared ratably (within each priority) among the Agent and the Purchasers in accordance with the amount of such Aggregate Unpaids owing to each of them in respect of each such priority.

          Section 2.5 Payment Rescission. No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the Agent (for application to the Person or Persons who suffered such rescission, return or refund) the full amount thereof, plus the Default Fee from the date of any such rescission, return or refunding.


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          Section 2.6 Maximum Purchaser Interests. Seller shall ensure that the
Purchaser Interests of the Purchasers shall at no time exceed in the aggregate 100%. If the aggregate of the Purchaser Interests of the Purchasers exceeds 100%, Seller shall immediately pay to the Agent an amount to be applied to reduce the Aggregate Capital (as allocated by the Agent), such that after giving effect to such payment the aggregate of the Purchaser Interests equals or is less than 100%.

          Section 2.7 Clean Up Call. In addition to Seller's rights pursuant to
Section 1.3, Seller shall have the right (after providing written notice to the Agent in accordance with the Required Notice Period), at any time following the reduction of the Aggregate Capital to a level that is less than 10.0% of the original Purchase Limit, to repurchase from the Purchasers all, but not less than all, of the then outstanding Purchaser Interests. The purchase price in respect thereof shall be an amount equal to the Aggregate Unpaids through the date of such repurchase, payable in immediately available funds. Such repurchase shall be without representation, warranty or recourse of any kind by, on the part of, or against any Purchaser or the Agent.

                                   ARTICLE III
                                 COMPANY FUNDING

          Section 3.1 CP Costs. Seller shall pay CP Costs with respect to the Capital associated with each Purchaser Interest of Company for each day that any Capital in respect of such Purchaser Interest is outstanding. Each Purchaser Interest funded substantially with Pooled Commercial Paper will accrue CP Costs each day on a pro rata basis, based upon the percentage share the Capital in respect of such Purchaser Interest represents in relation to all assets held by Company and funded substantially with Pooled Commercial Paper.

          Section 3.2 CP Costs Payments. On each Settlement Date, Seller shall pay to the Agent (for the benefit of Company) an aggregate amount equal to all accrued and unpaid CP Costs in respect of the Capital associated with all Purchaser Interests of Company for the immediately preceding Accrual Period in accordance with Article II.

          Section 3.3 Calculation of CP Costs. On the third Business Day immediately preceding each Settlement Date, Company shall calculate the aggregate amount of CP Costs for the applicable Accrual Period and shall notify Seller of such aggregate amount.

                                   ARTICLE IV
                          FINANCIAL INSTITUTION FUNDING

          Section 4.1 Financial Institution Funding. The Agent shall notify the Seller if the Purchaser Interest will be funded by Financial Institutions. Each Purchaser Interest of the Financial Institutions shall accrue Yield for each day during its Tranche Period at either the LIBO Rate or the Base Rate in accordance with the terms and conditions hereof. Until Seller gives notice to the Agent of another Discount Rate in accordance with Section 4.4, the initial Discount Rate for any Purchaser Interest transferred to the Financial Institutions pursuant to the terms and conditions hereof shall be the Base Rate. If the Financial Institutions acquire by assignment from Company any Purchaser Interest pursuant to the Liquidity Agreement, each Purchaser Interest so


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assigned shall each be deemed to have a new Tranche Period commencing on the date of any such assignment.

          Section 4.2 Yield Payments. On the Settlement Date for each Purchaser Interest of the Financial Institutions, Seller shall pay to the Agent (for the benefit of the Financial Institutions) an aggregate amount equal to the accrued and unpaid Yield for the entire Tranche Period of each such Purchaser Interest in accordance with Article II.

          Section 4.3 Selection and Continuation of Tranche Periods.

          (a) With consultation from (and approval by) the Agent, Seller shall from time to time request Tranche Periods for the Purchaser Interests of the Financial Institutions, provided that, if at any time the Financial Institutions shall have a Purchaser Interest, Seller shall always request Tranche Periods such that at least one Tranche Period shall end on the date specified in clause
(A) of the definition of Settlement Date.

          (b) Seller or the Agent, upon notice to and consent by the other received at least three (3) Business Days prior to the end of a Tranche Period (the "Terminating Tranche") for any Purchaser Interest, may, effective on the last day of the Terminating Tranche: (i) divide any such Purchaser Interest into multiple Purchaser Interests, (ii) combine any such Purchaser Interest with one or more other Purchaser Interests that have a Terminating Tranche ending on the same day as such Terminating Tranche or (iii) combine any such Purchaser Interest with new Purchaser Interests to be purchased on the day such Terminating Tranche ends, provided, that in no event may a Purchaser Interest of Company be combined with a Purchaser Interest of the Financial Institutions.

          (c) Financial Institution Discount Rates. Seller may select the LIBO Rate or the Base Rate for each Purchaser Interest of the Financial Institutions. Seller shall by twelve noon (New York time): (i) at least three (3) Business Days prior to the expiration of any Terminating Tranche with respect to which the LIBO Rate is being requested as a new Discount Rate and (ii) at least one
(1) Business Day prior to the expiration of any Terminating Tranche with respect to which the Base Rate is being requested as a new Discount Rate, give the Agent irrevocable notice of the new Discount Rate for the Purchaser Interest associated with such Terminating Tranche. Until Seller gives notice to the Agent of another Discount Rate, the initial Discount Rate for any Purchaser Interest transferred to the Financial Institutions pursuant to the terms and conditions hereof shall be the Base Rate.

          Section 4.4 Suspension of the LIBO Rate.

          (a) If any Financial Institution notifies the Agent that it has determined that funding its Pro Rata Share of the Purchaser Interests of the Financial Institutions at a LIBO Rate would violate any applicable law, rule, regulation or directive of any governmental or regulatory authority, whether or not having the force of law, or that (i) deposits of a type and maturity appropriate to match fund its Purchaser Interests at such LIBO Rate are not available or (ii) such LIBO Rate does not accurately reflect the cost of acquiring or maintaining a Purchaser Interest at such LIBO Rate, then the Agent shall suspend the availability of such LIBO Rate and require Seller to select the Base Rate for any Purchaser Interest accruing Yield at such LIBO Rate.


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          (b) If less than all of the Financial Institutions give a notice to the Agent pursuant to Section 4.5(a), each Financial Institution which gave such a notice shall be obliged, at the request of Seller, Company or the Agent, to assign all of its rights and obligations hereunder to (i) another Financial Institution or (ii) another funding entity nominated by Seller or the Agent that is acceptable to Company and willing to participate in this Agreement through the Liquidity Termination Date in the place of such notifying Financial Institution; provided that (i) the notifying Financial Institution receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such notifying Financial Institution's Pro Rata Share of the Capital and Yield owing to all of the Financial Institutions and all accrued but unpaid fees and other costs and expenses payable in respect of its Pro Rata Share of the Purchaser Interests of the Financial Institutions, and (ii) the replacement Financial Institution otherwise satisfies the requirements of Section 12.1(b).

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

          Section 5.1 Representations and Warranties of the Seller Parties. Each Seller Party hereby represents and warrants to the Agent and the Purchasers, as to itself, as of the date hereof and as of the date of each Incremental Purchase and the date of each Reinvestment that:

          (a) Existence and Power. Such Seller Party is a limited liability company duly organized, validly existing and in good standing under the laws of its state of formation. Such Seller Party is duly qualified to do business and is in good standing as a foreign limited liability company, and has and holds all power, corporate or otherwise, and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.

          (b) Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and, in the case of Seller, Seller's use of the proceeds of purchases made hereunder, are within its powers, corporate or otherwise, and authority and have been duly authorized by all necessary action, corporate or otherwise, on its part. This Agreement and each other Transaction Document to which such Seller Party is a party has been duly executed and delivered by such Seller Party.

          (c) No Conflict. The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its certificate of formation or limited liability company operating agreement, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of such Seller Party or its Subsidiaries (except as created hereunder) except, in any case, where such contravention or violation could not


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reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

          (d) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

          (e) Actions, Suits. There are no actions, suits or proceedings pending, or to the best of such Seller Party's knowledge, threatened, against or affecting such Seller Party, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect. Such Seller Party is not in default with respect to any order of any court, arbitrator or governmental body (which, in the case of the Servicer, could reasonably be expected to have a Material Adverse Effect).

          (f) Binding Effect. This Agreement and each other Transaction Document to which such Seller Party is a party constitute the legal, valid and binding obligations of such Seller Party enforceable against such Seller Party in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          (g) Accuracy of Information. All information heretofore furnished by such Seller Party or any of its Affiliates to the Agent or the Purchasers for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information (including without limitation, all Monthly Reports) hereafter furnished by such Seller Party or any of its Affiliates to the Agent or the Purchasers will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

          (h) Use of Proceeds. No proceeds of any purchase hereunder will be used for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.

          (i) Good Title. Immediately prior to each purchase hereunder, Seller shall be the legal and beneficial owner of the Receivables and Related Security with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller's ownership interest in each Receivable, its Collections and the Related Security.

          (j) Perfection. This Agreement and the Collection Account Agreements, together with the filing of the financing statements contemplated hereby, are effective to, and shall, upon each purchase hereunder, transfer to the Agent for the benefit of the relevant Purchaser or Purchasers (and the Agent for the benefit of such Purchaser or Purchasers shall acquire from Seller) a valid and perfected first priority undivided percentage ownership interest or security interest in each Receivable existing or hereafter arising and in the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, except as created by the Transactions Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent's (on behalf of the Purchasers) ownership or security interest in the Receivables, the Related Security and the Collections.

          (k) Places of Business and Locations of Records. The principal places of business and chief executive office of such Seller Party and the offices where it keeps all of its Records are located at the address(es) listed on
Exhibit III or such other locations of which the Agent has been notified in accordance with Section 7.2(a) in jurisdictions where all action required by
Section 13.4(a) has been taken and completed. Seller's Federal Employer Identification Number and organizational identification number, if any, are correctly set forth on Exhibit III.

          (l) Collections. The conditions and requirements set forth in Section 7.1(j) and Section 8.2 have at all times been satisfied and duly performed. The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of Seller at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit IV. Seller has not granted any Person, other than the Agent as contemplated by this Agreement, dominion and control of any Lock-Box or Collection Account, or the right to take dominion and control of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event.

          (m) Material Adverse Effect. (i) The initial Servicer represents and warrants that since the date of this Agreement, no event has occurred that would have a material adverse effect on the financial condition or operations of the initial Servicer and its Subsidiaries or the ability of the initial Servicer or its Subsidiaries to perform their respective obligations under this Agreement, and (ii) Seller represents and warrants that since the date of this Agreement, no event has occurred that would have a material adverse effect on (A) the financial condition or operations of Seller, (B) the ability of Seller to perform its obligations under the Transaction Documents, or (C) the collectibility of the Receivables generally or any material portion of the Receivables.

          (n) Names. In the past five (5) years, Seller has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement.

          (o) Ownership of Seller. Factoring owns, directly or indirectly, 100% of the membership interests of Seller, free and clear of any Adverse Claim. Such membership interests are validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire membership interests of Seller.

          (p) Not an Investment Company. Such Seller Party is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

          (q) Compliance with Law. Such Seller Party has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.

          (r) Compliance with Credit and Collection Policy. Such Seller Party has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any change to such Credit and Collection Policy, other than as permitted under Section 7.2(c), and in compliance with the notification requirements in Section 7.1(a)(vii).

          (s) Payments to Factoring. With respect to each Receivable transferred to Seller under the Receivables Sale Agreement, Seller has given reasonably equivalent value to Factoring in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by Factoring of any Receivable under the Receivables Sale Agreement is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. Sections 101 et seq.), as amended.

          (t) Enforceability of Contracts. Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          (u) Eligible Receivables. Each Receivable included in the Net Receivables Balance as an Eligible Receivable on the date of purchase under the Receivables Sale Agreement was an Eligible Receivable on such purchase date.

          (v) Net Receivables Balance. Seller has determined that, immediately after giving effect to each purchase hereunder, the Net Receivables Balance is at least equal to the sum of the Aggregate Capital plus the Aggregate Reserves.

          (w) Accounting. The manner in which such Seller Party accounts for the transactions contemplated by this Agreement and the Receivables Sale Agreement does not jeopardize the true sale analysis.

          (x) Purpose. Seller has determined that, from a business viewpoint, the purchase of the Receivables and related interests thereto from Factoring under the Receivables Sale Agreement, and the sale of Purchaser Interests to the Purchasers and the other transactions contemplated herein, are in the best interests of Seller.

          (y) Other Representations and Warranties. This Agreement is effective to transfer to the Agent and the Purchasers, as assignees of Seller, the full benefit of and a direct claim against each of Factoring and each Original Seller in respect of each representation or warranty made by Factoring and each Original Seller under any Transaction Document.

          Section 5.2 Financial Institution Representations and Warranties. Each Financial Institution hereby represents and warrants to the Agent and Company that:

          (a) Existence and Power. Such Financial Institution is a corporation or a banking association duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all corporate power to perform its obligations hereunder.

          (b) No Conflict. The execution and delivery by such Financial Institution of this Agreement and the performance of its obligations hereunder are within its corporate powers, have been duly authorized by all necessary corporate action, do not contravene or violate (i) its certificate or articles of incorporation or association or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on its assets. This Agreement has been duly authorized, executed and delivered by such Financial Institution.

          (c) Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Financial Institution of this Agreement and the performance of its obligations hereunder.

          (d) Binding Effect. This Agreement constitutes the legal, valid and binding obligation of such Financial Institution enforceable against such Financial Institution in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally and by general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

                                   ARTICLE VI
                             CONDITIONS OF PURCHASES

          Section 6.1 Conditions Precedent to Initial Incremental Purchase. The initial Incremental Purchase of a Purchaser Interest under this Agreement is subject to the conditions precedent that the Agent shall have received on or before the date of such purchase those documents listed on Schedule B and the Agent shall have received all fees and expenses required to be paid on such date pursuant to the terms of this Agreement and the Fee Letter.

          Section 6.2 Conditions Precedent to All Purchases and Reinvestments. Each purchase of a Purchaser Interest (other than pursuant to the Liquidity Agreement) and each Reinvestment shall be subject to the further conditions precedent that in the case of each such purchase or Reinvestment: (a) the Servicer shall have delivered to the Agent on or prior to the date of such purchase, in form and substance satisfactory to the Agent, all Monthly Reports as and when due under Section 8.5; (b) the Facility Termination Date shall not have occurred; (c) the Agent shall have received such other approvals, opinions or documents as it may reasonably request related to any change (or knowledge thereof) in law or circumstances which gives rise to concern that a Material Adverse Effect shall have occurred or which could be reasonably expected to have a Material Adverse Effect; and (d) on the date of each such Incremental Purchase or Reinvestment, the following statements shall be true (and acceptance of the proceeds of such Incremental Purchase or Reinvestment shall be deemed a representation and warranty by Seller that such statements are then true):

          (i) the representations and warranties set forth in Section 5.1 are true and correct on and as of the date of such Incremental Purchase or Reinvestment as though made on and as of such date;

          (ii) no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that will constitute an Amortization Event, and no event has occurred and is continuing, or would result from such Incremental Purchase, that would constitute a Potential Amortization Event;

          (iii) the Aggregate Capital does not exceed the Purchase Limit and the aggregate Purchaser Interests do not exceed 100%; and

          (iv) no involuntary proceeding of the type described in Section 9.1(d)(ii) has been instituted, and remains undismissed or unstayed, against any Seller Party.

It is expressly understood that each Reinvestment shall, unless otherwise directed by the Agent or any Purchaser, occur automatically on each day that the Servicer shall receive any Collections without the requirement that any further action be taken on the part of any Person and notwithstanding the failure of Seller to satisfy any of the foregoing conditions precedent in respect of such Reinvestment. The failure of Seller to satisfy any of the foregoing conditions precedent in respect of any Reinvestment shall give rise to a right of the Agent, which right may be exercised at any time on demand of the Agent, to rescind the related purchase and direct Seller to pay to the Agent for the benefit of the Purchasers an amount equal to the Collections prior to the Amortization Date that shall have been applied to the affected Reinvestment.

                                   ARTICLE VII
                                    COVENANTS

          Section 7.1 Affirmative Covenants of The Seller Parties. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, as to itself, as set forth below:

          (a) Reporting. Such Seller Party will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to the Agent:

          (i) Annual Reporting. Within ninety (90) days after the close of each of its respective fiscal years, unaudited financial statements (which shall include balance sheets, statements of income and retained earnings and a statement of cash flows) for such Seller Party for such fiscal year certified by its respective Authorized Officer.

          (ii) Quarterly Reporting. Within forty-five (45) days after the close of the first three (3) quarterly periods of each of its respective fiscal years, balance sheets of each Seller Party as at the close of each such period and statements of income and retained earnings and a statement of cash flows for each Seller Party for the period from the beginning of such fiscal year to the end of such quarter, all certified by its respective Authorized Officer.

          (iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of
     Exhibit V signed by such Seller Party's Authorized Officer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

          (iv) Shareholders Statements and Reports. Promptly upon the furnishing thereof to the shareholders of such Seller Party copies of all financial statements, reports and proxy statements so furnished.

          (v) S.E.C. Filings. Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which Provider or any of its Subsidiaries files with the Securities and Exchange Commission.

          (vi) Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Agent or Company, copies of the same.

          (vii) Change in Credit and Collection Policy. At least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (A) indicating such change or amendment, and (B) if such proposed change or amendment would be reasonably likely to have a Material Adverse Effect on the collectibility of the Receivables or decrease the credit quality of any newly created Receivables, requesting the Agent's consent thereto.

          (viii) Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the condition or operations, financial or otherwise, of such Seller Party as the Agent may from time to time reasonably request in order to protect the interests of the Agent and the Purchasers under or as contemplated by this Agreement.

          (b) Notices. Such Seller Party will notify the Agent in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

          (i) Amortization Events or Potential Amortization Events. The occurrence of each Amortization Event and each Potential Amortization Event, by a statement of an Authorized Officer of such Seller Party.

          (ii) Judgment and Proceedings. (A) The entry of any judgment or decree against the Provider or any of its Subsidiaries if the aggregate amount of all judgments and decrees then outstanding against the Provider and its Subsidiaries, taken as a whole, exceeds $50,000,000; (B) the institution of any litigation, arbitration proceeding or governmental proceeding against the Provider or the Servicer or any of their respective Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and (C) the entry of any judgment or decree or the institution of any litigation, arbitration proceeding or governmental proceeding against Seller.

          (iii) Material Adverse Effect. The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

          (iv) Amortization Date. The occurrence of the "Amortization Date" under the Receivables Sale Agreement or any Transfer Agreement.

          (v) Defaults Under Other Agreements. The occurrence of a default or an event of default under any other financing arrangement in excess of $50,000,000 pursuant to which the Provider is a debtor or an obligor.

          (vi) Downgrade of Provider. Any downgrade in the rating of any Indebtedness of Provider by Standard & Poor's Ratings Group or by Moody's Investors Service, Inc., setting forth the Indebtedness affected and the nature of such change.

          (c) Compliance with Laws and Preservation of Existence. Such Seller Party will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Such Seller Party will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign limited liability company in each jurisdiction where its business is conducted, except where the failure to so preserve and maintain or qualify could not reasonably be expected to have a Material Adverse Effect.

          (d) Audits. Such Seller Party will furnish to the Agent from time to time such information with respect to it and the Receivables as the Agent may reasonably request. Such Seller Party will, from time to time during regular business hours as requested by the Agent upon reasonable notice and at the sole cost of such Seller Party, permit the Agent, or its agents or representatives (and shall cause Factoring and each Original Seller to permit the Agent or its agents or representatives), (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person's financial condition or the Receivables and the Related Security or any Person's performance under any of the Transaction Documents or any Person's performance under the Contracts and, in each case, with any of the officers or employees of Seller or the Servicer having knowledge of such matters. Notwithstanding the foregoing, no Seller Party shall be liable for the cost of more than one (1) such audit during each calendar year, starting with the year 2007, unless an Amortization Event has occurred.

          (e) Keeping and Marking of Records and Books.

          (i) The Servicer will (and will cause Factoring and each Original Seller to) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Servicer will (and will cause Factoring and each Original Seller to) give the Agent notice of any material change in the administrative and operating procedures referred to in the previous sentence.

          (ii) Such Seller Party will (and will cause Factoring and each Original Seller to) (A) on or prior to the date hereof, mark its master data processing records relating to the Purchaser Interests with a legend, acceptable to the Agent, describing the Purchaser Interests and (B) after the occurrence of an Amortization Event, upon the request of the Agent (x) mark each Contract and other books and records relating to the Purchaser Interests with a legend describing the Purchaser Interests and (y) deliver to the Agent all Contracts (including, without limitation, all multiple originals of any such Contract) relating to the Receivables.

          (f) Compliance with Contracts and Credit and Collection Policy. Such Seller Party will (and will cause Factoring and each Original Seller to) timely and fully (i) perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

          (g) Performance and Enforcement of Receivables Sale Agreement. Seller will, and will require Factoring and each Original Seller to, perform each of their respective obligations and undertakings under and pursuant to the Receivables Sale Agreement, will purchase Receivables thereunder in strict compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to Seller under the Receivables Sale Agreement. Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Agent and the Purchasers as assignees of Seller) under the Receivables Sale Agreement as the Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Receivables Sale Agreement.

          (h) Ownership. Seller will (or will cause Factoring and each Original Seller to) take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections purchased under the Receivables Sale Agreement irrevocably in Seller, free and clear of any Adverse Claims other than Adverse Claims in favor of the Agent and the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller's interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of Seller therein as the Agent may reasonably request), and (ii) establish and maintain, in favor of the Agent, for the benefit of the Purchasers, a valid and perfected first priority undivided percentage ownership interest (and/or a valid and perfected first priority security interest) in all Receivables, Related Security and Collections to the full extent contemplated herein, free and clear of any Adverse Claims other than Adverse Claims in favor of the Agent for the benefit of the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent's (for the benefit of the Purchasers) interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of the Agent for the benefit of the Purchasers as the Agent may reasonably request).

          (i) Purchasers' Reliance. Seller acknowledges that the Purchasers are entering into the transactions contemplated by this Agreement in reliance upon Seller's identity as a legal entity that is separate from Provider or any Affiliate thereof. Therefore, from and after the date of execution and delivery of this Agreement, Seller shall take all reasonable steps, including, without limitation, all steps that the Agent or any Purchaser may from time to time reasonably request, to maintain Seller's identity as a separate legal entity and to make it manifest to third parties that Seller is an entity with assets and liabilities distinct from those of Provider and any Affiliate thereof and not just a division of Provider or any such Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Seller will:

          (i) conduct its own business in its own name and require that all full-time employees of Seller, if any, identify themselves as such and not as employees of Provider or any Affiliate thereof (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as Seller's employees);

          (ii) compensate all employees, consultants and agents directly, from Seller's own funds, for services provided to Seller by such employees, consultants and agents and, to the extent any employee, consultant or agent of Seller is also an employee, consultant or agent of Provider or any Affiliate thereof, allocate the compensation of such employee, consultant or agent between Seller and Provider or such Affiliate, as applicable, on a basis that reflects the services rendered to Seller and Provider or such Affiliate, as applicable;

          (iii) clearly identify its offices (by signage or otherwise) as its offices and, if such office is located in the offices of Provider or any Affiliate thereof, Seller shall lease such office at a fair market rent;

          (iv) have a separate telephone number, which will be answered only in its name and separate stationery, invoices and checks in its own name;

          (v) conduct all transactions with Provider, all Affiliates thereof and the Servicer (including, without limitation, any delegation of its obligations hereunder as Servicer) strictly on an arm's-length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between Seller and Provider or any Affiliate thereof on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

          (vi) at all times have a Board of Directors consisting of at least three members, at least one member of which is an Independent Director;

          (vii) observe all limited liability company formalities as a distinct entity, and ensure that all actions relating to (A) the selection, maintenance or replacement of the Independent Director, (B) the dissolution or liquidation of Seller or (C) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving Seller, are duly authorized by unanimous vote of its Board of Directors (including the Independent Director);

          (viii) maintain Seller's books and records separate from those of Provider and any Affiliate thereof and otherwise readily identifiable as its own assets rather than assets of Provider and any Affiliate thereof;

          (ix) prepare its financial statements separately from those of Provider and any Affiliate thereof and insure that any consolidated financial statements of Provider or any Affiliate thereof that include Seller and that are filed with the Securities and Exchange Commission or any other governmental agency have notes clearly stating that Seller is a separate legal entity and that its assets will be available first and foremost to satisfy the claims of the creditors of Seller;

          (x) except as herein specifically otherwise provided, maintain the funds or other assets of Seller separate from, and not commingled with, those of Provider or any Affiliate thereof and only maintain bank accounts or other depository accounts to which Seller alone is the account party, into which Seller alone makes deposits and from which Seller alone (or the Agent hereunder) has the power to make withdrawals;

          (xi) pay all of Seller's operating expenses from Seller's own assets (except for certain payments by Provider or other Persons pursuant to allocation arrangements that comply with the requirements of this Section 7.1(i));

          (xii) operate its business and activities such that: it does not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking, other than the transactions contemplated and authorized by this Agreement and the Receivables Sale Agreement; and does not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than (1) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (2) the incurrence of obligations under this Agreement, (3) the incurrence of obligations, as expressly contemplated in the Receivables Sale Agreement, to make payment to Factoring thereunder for the purchase of Receivables from Factoring under the Receivables Sale Agreement, and (4) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated by this Agreement;

          (xiii) maintain its limited liability company charter in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its Certificate of Formation or limited liability company operating agreement in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, this Section 7.1(i);

          (xiv) maintain the effectiveness of, and continue to perform under the Receivables Sale Agreement and the Factoring Performance Undertaking, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the Receivables Sale Agreement or the Factoring Performance Undertaking, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under the Receivables Sale Agreement or the Factoring Performance Undertaking or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Agent;

          (xv) maintain its legal separateness such that it does not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary.

          (xvi) maintain at all times the Required Capital Amount (as defined in the Receivables Sale Agreement) and refrain from making any dividend, distribution, redemption of membership interests or payment of any subordinated indebtedness which would cause the Required Capital Amount to cease to be so maintained; and

          (xvii) take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Mayer, Brown Rowe & Maw LLP, as counsel for Seller, in connection with the closing or initial Incremental Purchase under this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

          (j) Collections. Such Seller Party will cause (1) all proceeds from all Lock-Boxes to be directly deposited by a Collection Bank into a Collection Account and (2) each Lock-Box and Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect. In the event any payments relating to Receivables are remitted directly to Seller or any Affiliate of Seller, Seller will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposited into a Collection Account within two (2) Business Days following receipt thereof, and, at all times prior to such remittance, Seller will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Agent and the Purchasers. Seller will maintain exclusive ownership, dominion and control (subject to the terms of this Agreement) of each Lock-Box and Collection Account and shall not grant the right to take dominion and control of any Lock-Box or Collection Account at a future time or upon the occurrence of a future event to any Person, except to the Agent as contemplated by this Agreement and the Collection Account Agreements.

          (k) Taxes. Such Seller Party will file all tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing Seller will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of Company, the Agent or any Financial Institution.

          (l) Insurance. Seller will maintain in effect, or cause to be maintained in effect, at Seller's own expense, such casualty and liability insurance as Seller shall deem appropriate in its good faith business judgment. The foregoing requirements shall not be construed to negate, reduce or modify, and are in addition to, Seller's obligations hereunder.

          (m) Payment to Factoring and Original Sellers. With respect to any Receivable purchased by Seller from Factoring such sale shall be effected under, and in strict compliance with the terms of, the Receivables Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to Factoring in respect of the purchase price for such Receivable. With respect to any Receivable purchased by Factoring from an Original Seller, such sale shall be effected under, and in strict compliance with the terms of, the applicable Transfer Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to each Original Seller in respect of the purchase price for such Receivable.

          Section 7.2 Negative Covenants of the Seller Parties. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, as to itself, that:

          (a) Change in Organization, Etc. Such Seller Party will not change its jurisdiction of organization, the location of any office at which Records are maintained or its name, identity or corporate structure or make any other change such that any financing statement filed or other action taken to perfect the Agent's interests hereunder would or could become seriously misleading or would otherwise be rendered ineffective, unless such Seller Party shall have given the Agent not less than 30 days' prior written notice of such change and shall have cured such circumstances. Each Seller Party shall at all times maintain its jurisdiction of organization, its chief executive office, the location of the Records and the offices from which it primarily services the Receivables within a jurisdiction in the United States in which Article Nine of the UCC (2001 or later revision) is in effect. In the event that a Seller Party shall change the jurisdiction in which it is organized or otherwise enter into any transaction which would result in a "new debtor" (as defined in the UCC), such Seller Party shall comply with the terms of Section 7.1(h) hereof.

          (b) Change in Payment Instructions to Obligors. Except as may be required by the Agent pursuant to Section 8.2(b), such Seller Party will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless the Agent shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection

Account or Lock-Box, an executed Collection Account Agreement with respect to the new Collection Account or Lock-Box; provided, however, that the Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account.

          (c) Modifications to Contracts and Credit and Collection Policy. Such Seller Party will not, and will not permit Factoring or any Original Seller to, make any change to the Credit and Collection Policy that could materially and adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables. Except as provided in Section 8.2(c), the Servicer will not, and will not permit Factoring or any Original Seller to, extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy.

          (d) Sales, Liens. Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Agent and the Purchasers provided for herein), and Seller will defend the right, title and interest of the Agent and the Purchasers in, to and under any of the foregoing property, against all claims of third parties claiming through or under Seller, Factoring or any Original Seller. Seller will not create or suffer to exist any mortgage, pledge, security interest, encumbrance, lien, charge or other similar arrangement on any of its inventory.

          (e) Net Receivables Balance. At no time prior to the Amortization Date shall Seller permit the Net Receivables Balance to be less than an amount equal to the sum of the Aggregate Capital plus the Aggregate Reserves.

          (f) Termination Date Determination. Seller will not designate the Termination Date (as defined in the Receivables Sale Agreement), or send any written notice to Factoring in respect thereof, without the prior written consent of the Agent, except with respect to the occurrence of such Termination Date arising pursuant to Section 5.1(d) of the Receivables Sale Agreement.

          (g) Restricted Junior Payments. From and after the occurrence of any Amortization Event, Seller will not make any Restricted Junior Payment if, after giving effect thereto, Seller would fail to meet its obligations set forth in
Section 7.2(e).

                                  ARTICLE VIII
                          ADMINISTRATION AND COLLECTION

          Section 8.1 Designation of Servicer.

          (a) The servicing, administration and collection of the Receivables shall be conducted by such Person (the "Servicer") so designated from time to time in accordance with this Section 8.1. Factoring is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement. The Agent may at any time after an Amortization Event, designate as Servicer any Person to succeed Factoring or any successor Servicer.

          (b) Without the prior written consent of the Agent, Factoring shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person other than, with respect to certain Charged-Off Receivables, outside collection agencies in accordance with its customary practices.

          (c) Notwithstanding the foregoing subsection (b), (i) Factoring shall be and remain primarily liable to the Agent and the Purchasers for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (ii) the Agent and the Purchasers shall be entitled to deal exclusively with Factoring in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder. The Agent and the Purchasers shall not be required to give notice, demand or other communication to any Person other than Factoring in order for communication to the Servicer and its sub-servicer or other delegate with respect thereto to be accomplished. Factoring, at all times that it is the Servicer, shall be responsible for providing any sub-servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.

          Section 8.2 Duties of Servicer. The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.

          (a) The Servicer will instruct all Obligors to pay all Collections directly to a Lock-Box or Collection Account. The Servicer shall effect a Collection Account Agreement substantially in the form of Exhibit VI with each bank party to a Collection Account at any time. In the case of any remittances received in any Lock-Box or Collection Account that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Receivables or the Related Security, the Servicer shall promptly remit such items to the Person identified to it as being the owner of such remittances. From and after the date the Agent delivers to any Collection Bank a Collection Notice pursuant to Section 8.3, the Agent may request that the Servicer, and the Servicer thereupon promptly shall, instruct all Obligors with respect to the Receivables to remit all payments thereon to a new depositary account specified by the Agent and, at all times thereafter, Seller and the Servicer shall not deposit or otherwise credit, and shall not permit any other Person to deposit or otherwise credit to such new depositary account any cash or payment item other than Collections.

          (b) The Servicer shall administer the Collections in accordance with the procedures described herein and in Article II. The Servicer shall set aside and hold in trust for the account of Seller and the Purchasers their respective shares of the Collections in accordance with Article II. The Servicer shall, upon the request of the Agent after an Amortization Event, segregate, in a manner acceptable to the Agent, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer or Seller prior to the remittance thereof in accordance with Article
II. If the Servicer shall be required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit with a bank designated by the Agent such allocable share of Collections of Receivables set aside for the Purchasers on the first Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer.

          (c) The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable or Charged-Off Receivable or limit the rights of the Agent or the Purchasers under this Agreement. Notwithstanding anything to the contrary contained herein, after an Amortization Event, the Agent shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security; provided, that the Agent has given the Seller seven (7) days' prior notice and during such notice period the Outstanding Balance of such Receivable has not been reduced to zero.

          (d) The Servicer shall hold in trust for Seller and the Purchasers all Records that (i) evidence or relate to the Receivables, the related Contracts and Related Security or (ii) are otherwise necessary or desirable to collect the Receivables and shall, as soon as practicable upon demand of the Agent, deliver or make available to the Agent all such Records, at a place selected by the Agent. The Servicer shall, as soon as practicable following receipt thereof turn over to Seller any cash collections or other cash proceeds received with respect to Indebtedness not constituting Receivables. The Servicer shall, from time to time at the request of any Purchaser, furnish to the Purchasers (promptly after any such request) a calculation of the amounts set aside for the Purchasers pursuant to Article II.

          (e) Any payment by an Obligor in respect of any indebtedness owed by it to an Original Seller, Factoring or Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

          Section 8.3 Collection Notices. The Agent is authorized at any time after an Amortization Event to date and to deliver to the Collection Banks the Collection Notices. Seller hereby transfers to the Agent for the benefit of the Purchasers, effective when the Agent delivers such notice, the exclusive ownership and control of each Lock-Box and the Collection Accounts. In case any authorized signatory of Seller whose signature appears on a Collection Account Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force. Seller hereby authorizes the Agent, and agrees that the Agent shall be entitled to (i) endorse Seller's name on checks and other instruments representing Collections, (ii) enforce the Receivables, the related Contracts and the Related Security and (iii) take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Agent rather than Seller.

          Section 8.4 Responsibilities of Seller. Anything herein to the contrary notwithstanding, the exercise by the Agent and the Purchasers of their rights hereunder shall not release the Servicer, the applicable Original Seller, Factoring or Seller from any of their duties or obligations with respect to any Receivables or under the related Contracts. The Purchasers shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of Seller.

          Section 8.5 Reports. The Servicer shall prepare and forward to the Agent (i) on each Monthly Reporting Date and at such times as the Agent shall request, a Monthly Report and (ii) at such times as the Agent shall request, a listing by Obligor of all Receivables together with an aging of such Receivables.

          Section 8.6 Servicing Fees. (a) In consideration of Factoring's agreement to act as Servicer hereunder, so long as Factoring shall continue to perform as Servicer hereunder, Seller shall pay to Factoring a fee (the "Servicing Fee") on each Settlement Date, in arrears for the immediately preceding calendar month, equal to 1.0% per annum of the average aggregate Outstanding Balance of all Receivables during such period. The Servicing Fee shall be the exclusive compensation to Factoring for its services as Servicer and reimbursement for all of its costs and expenses as Servicer, and neither the Seller nor any other party hereto shall have any obligation to reimburse Factoring in respect of any costs or expenses suffered or incurred by Factoring in such capacity, all of which are intended to be covered by the Servicing Fee. Factoring acknowledges that its claim for payment of the Servicing Fee is a limited recourse claim, payable only on the terms and conditions set forth in, and to the extent of available funds under, Section 2.4 hereof.

          (b) In the event that Factoring is replaced as Servicer pursuant to
Section 8.1(a), in consideration of such replacement Servicer's agreement to act as Servicer hereunder, the Purchasers hereby agree that, so long as such replacement Servicer shall continue to perform as Servicer hereunder, Seller shall pay the Servicing Fee over to such replacement Servicer, which such fee shall be paid at such times and in such reasonable amounts as agreed to by the Agent and such replacement Servicer.

                                   ARTICLE IX
                               AMORTIZATION EVENTS

          Section 9.1 Amortization Events. The occurrence of any one or more of the following events shall constitute an Amortization Event (each an "Amortization Event"):

          (a) Any Seller Party shall fail (i) to make any payment or deposit required hereunder or (ii) to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (i) of this paragraph (a) and Section 9.1(d)) and such failure shall continue for five (5) consecutive Business Days.

          (b) Any representation, warranty, certification or statement made by any Seller Party in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect when made or deemed made; provided, however, that (i) any breach of the representations and warranties set forth in Sections 5.1(i), (t) or (u) shall not constitute an Amortization Event unless such breach or breaches apply in the aggregate to a material portion of the Receivables, and (ii) the occurrence of an immaterial error in any Monthly Report shall not constitute an Amortization Event.

          (c) Failure of Seller to pay any Indebtedness when due or the failure of any other Seller Party or Provider to pay Indebtedness in excess of $50,000,000 when due (in each case, after giving effect to any applicable grace periods) unless waived in writing by the holder or holders of such Indebtedness; or, the default by any Seller Party or Provider in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed (in each case, after giving effect to any applicable grace periods), the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity, unless waived in writing by the holder or holders of such Indebtedness; or any such Indebtedness of any Seller Party or Provider shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.

          (d) Any Seller Party or Provider or any of their respective Subsidiaries shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against any Seller Party or Provider or any of their respective Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, and, in the case of any such involuntary proceeding instituted against Provider, such proceeding remains undismissed or unstayed for a period in excess of sixty (60) days; or (iii) any Seller Party or Provider or any of their respective Subsidiaries shall take any action to authorize any of the actions set forth in clauses (i) or (ii) above in this subsection (d).

          (e) Seller shall fail to comply with the terms of Section 2.6 hereof (Maximum Purchaser Interests).

          (f) As at the end of any calendar month,

          (i) the average of the Delinquency Ratios as at the end of such month and the two preceding months shall exceed 5.25%; or

          (ii) the average of the Loss-to-Liquidation Ratios as at the end of such month and the two preceding months shall exceed 2.25%; or

          (iii) the average of the Dilution Ratios as at the end of such month and the two preceding months shall exceed 8.75%.

          (g) A Change of Control shall occur.

          (h) (i) One or more final judgments for the payment of money shall be entered against Seller or (ii) one or more final judgments for the payment of money in an amount in excess of $50,000,000, individually or in the aggregate, shall be entered against the Servicer, any Original Seller, Factoring or Provider, taken as a whole, on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for thirty (30) consecutive days without a stay of execution.

          (i) (i) (A) The "Amortization Date" under and as defined in the Receivables Sale Agreement shall occur, (B) Factoring shall for any reason cease to transfer or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to Seller under the Receivables Sale Agreement, or (C) Seller or Factoring shall cease to perform any of their respective material obligations and undertaking under and pursuant to the Receivables Sale Agreement or shall fail to enforce the rights and remedies accorded under the Receivables Sale Agreement after the occurrence of such failure; or (ii) (A) the "Amortization Date" under and as defined in any Transfer Agreement shall occur, (B) any Original Seller shall for any reason cease to transfer or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to Factoring under any Transfer Agreement, or (C) Factoring or any Original Seller shall cease to perform any of their respective material obligations and undertakings under and pursuant to any Transfer Agreement or shall fail to enforce the rights and remedies accorded under such Transfer Agreement after the occurrence of such failure.

          (j) This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of Seller, or any Obligor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Agent for the benefit of the Purchasers shall cease to have a valid and perfected first priority security interest in the Receivables, the Related Security and the Collections with respect thereto and the Collection Accounts.

          (k) Provider shall fail to perform or observe any term, covenant or agreement required to be performed by it under either the Servicer Performance Undertaking or the Factoring Performance Undertaking, or either the Servicer Performance Undertaking or the Factoring Performance Undertaking shall cease to be effective or to be the legally valid, binding and enforceable obligation of Provider, or Provider shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability.

          (l) Pactiv shall fail to comply with the financial covenants set forth in Section 7.1 of the Pactiv Loan Agreement as is in effect on the date hereof or as amended from time to time pursuant to any amendment which is consented to in writing by the Agent (after giving effect to any applicable grace periods or waivers which are consented to in writing by the Agent).

          (m) An event has occurred that would have a material adverse effect on the financial condition or operations of Pactiv that could affect the value or collectability of the Receivables.

          Section 9.2 Remedies. Upon the occurrence and during the continuation of an Amortization Event, the Agent may, or upon the direction of the Required Financial Institutions shall, take any of the following actions: (i) replace the Person then acting as Servicer, (ii) declare the Amortization Date to have occurred, whereupon the Amortization Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller Party; provided, however, that upon the occurrence of an Amortization Event described in Section 9.1(d), or of an actual or deemed entry of an order for relief with respect to any Seller Party under the Federal Bankruptcy Code, the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Seller Party, (iii) to the fullest extent permitted by applicable law, declare that the Default Fee shall accrue with respect to any of the Aggregate Unpaids outstanding at such time, (iv) deliver the Collection Notices to the Collection Banks, and (v) notify Obligors of the Purchasers' interest in the Receivables. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Agent and the Purchasers otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

                                    ARTICLE X
                                 INDEMNIFICATION

          Section 10.1 Indemnities by the Seller Parties. Without limiting any other rights that the Agent or any Purchaser or any Funding Source or any of their respective assigns, officers, directors, agents and employees (each an "Indemnified Party") may have hereunder or under applicable law, (A) Seller hereby agrees to indemnify (and pay upon demand to) each Indemnified Party from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys' fees (which attorneys may be employees of the Agent or such Purchaser) and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by a Purchaser of an interest in the Receivables, and (B) the Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party for Indemnified Amounts awarded against or incurred by any of them arising out of the Servicer's activities as Servicer hereunder excluding, however, in all of the foregoing instances under the preceding clauses (A) and (B):

          (i) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

          (ii) Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

          (iii) taxes on the net income (and taxes in lieu thereof) and franchise taxes of the Indemnified Party, in each case to the extent imposed by the jurisdiction of organization (or any subdivision thereof) of such Indemnified Party or any jurisdiction (or subdivision thereof) where the transactions contemplated herein are booked by such indemnified party or where such transactions are otherwise effectively connected in respect of such Indemnified Party;

provided, however, that nothing contained in this sentence shall limit the liability of any Seller Party or limit the recourse of the Purchasers to any Seller Party for amounts otherwise specifically provided to be paid by such Seller Party under the terms of this Agreement.

Without limiting the generality of the foregoing indemnification, Seller and Servicer, as applicable, shall indemnify the Agent and the Purchasers for Indemnified Amounts (including, without limitation, losses in respect of uncollectible Receivables (other than losses resulting solely from the circumstances described in clause (ii) above), regardless of whether reimbursement therefor would constitute recourse to Seller or the Servicer) relating to or resulting from:

          (1) any representation or warranty made by any Seller Party, Factoring or any Original Seller (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

          (2) the failure by any Seller Party, Factoring or any Original Seller to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of any Original Seller to keep or perform any of its obligations, express or implied, with respect to any Contract;

          (3) any failure of any Seller Party, Factoring or any Original Seller to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

          (4) any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

          (5) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

          (6) the commingling of Collections of Receivables at any time with other funds;

          (7) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of an Incremental Purchase or a Reinvestment, the ownership of the Purchaser Interests or any other investigation, litigation or proceeding relating to any Seller Party, Factoring or any Original Seller in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

          (8) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

          (9) any Amortization Event described in Section 9.1(d);

          (10) any failure of Seller to acquire and maintain legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto from Factoring, free and clear of any Adverse Claim (other than as created hereunder); or any failure of Seller to give reasonably equivalent value to Factoring under the Receivables Sale Agreement in consideration of the transfer by Factoring of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

          (11) any failure of Factoring to acquire and maintain legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto from any Original Seller, free and clear of any Adverse Claim (other than as created hereunder); or any failure of Factoring to give reasonably equivalent value to any Original Seller under the related Transfer Agreement in consideration of the transfer by such Original Seller of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

          (12) any failure to vest and maintain vested in the Agent for the benefit of the Purchasers, or to transfer to the Agent for the benefit of the Purchasers, legal and equitable title to, and ownership of, a first priority perfected undivided percentage ownership interest (to the extent of the Purchaser Interests contemplated hereunder) or security interest in the Receivables, the Related Security and the Collections, free and clear of any Adverse Claim (except as created by the Transaction Documents);

          (13) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of any Incremental Purchase or Reinvestment or at any subsequent time;

          (14) any action or omission by any Seller Party which reduces or impairs the rights of the Agent or the Purchasers with respect to any Receivable or the value of any such Receivable;

          (15) any attempt by any Person to void any Incremental Purchase or Reinvestment hereunder under statutory provisions or common law or equitable action;

          (16) the failure of any Receivable included in the calculation of the Net Receivables Balance as an Eligible Receivable to be an Eligible Receivable at the time so included; and

          (17) any claim by any Obligor under a Contract that the transfer, sale or assignment of the rights and duties of an Original Seller or any of its assignees under such Contract is not valid without the express consent of such Obligor.

          Section 10.2 Increased Costs and Reduced Return. (a) If after the date hereof, any Funding Source shall be charged any fee, expense or increased cost on account of the adoption of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy) or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (a "Regulatory Change"):

          (i) that subjects any Funding Source to any charge or withholding on or with respect to any Funding Agreement or this Agreement or a Funding Source's obligations under a Funding Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Funding Source of any amounts payable under any Funding Agreement (except for changes in the rate of tax on the overall net income of a Funding Source or taxes excluded by Section 10.1) or

          (ii) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of a Funding Source, or credit extended by a Funding Source pursuant to a Funding Agreement or

          (iii) that has the effect of reducing the rate of return on such Funding Source's capital to a level below that which such Funding Source could have achieved but for such adoption, change or compliance (taking into consideration such Funding Source's policies concerning capital adequacy) or

          (iv) that imposes any other condition

and the result of any of the foregoing is (x) to impose a cost on, or increase the cost to, any Funding Source of its commitment under any Funding Agreement or of purchasing, maintaining or funding any interest acquired under any Funding Agreement, (y) to reduce the amount of any sum received or receivable by, or to reduce the rate of return of, any Funding Source under any Funding Agreement or
(z) to require any payment calculated by reference to the amount of interests held or amounts received by it hereunder, then, upon demand by the Agent, Seller shall pay to the Agent, for the benefit of the relevant Funding Source, such amounts charged to such Funding Source or such amounts to otherwise compensate such Funding Source for such increased cost or such reduction. Any demand by Agent pursuant to the preceding sentence shall not cover a period of more than ninety days preceding the date of such demand.

          (b) Each Funding Source agrees that on the occurrence of any event giving rise to the operation of this Section with respect to such Funding Source, it will, if requested by the Seller, use reasonable efforts (subject to overall policy considerations of such Funding Source) to designate another office for any credit accommodation affected by such event, provided that such designation is made on such terms that such Funding Source and its office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. In calculating such amounts, such Funding Source shall use reasonable attribution methods and such amounts shall not be unreasonable in relation to the amounts charged to other parties, if any, the terms and circumstances of whose relationship with such Funding Source are similar to those of Seller.

          Section 10.3 Other Costs and Expenses. Seller shall pay to the Agent and Company on demand all costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby


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

and the other documents to be delivered hereunder, including without limitation, the cost of Company's auditors auditing the books, records and procedures of Seller (subject to the limitations of Section 7.1(d)), reasonable fees and out-of-pocket expenses of legal counsel for Company and the Agent (which such counsel may be employees of Company or the Agent) with respect thereto and with respect to advising Company and the Agent as to their respective rights and remedies under this Agreement. Seller shall pay to the Agent on demand any and all costs and expenses of the Agent and the Purchasers, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event.

                                   ARTICLE XI
                                    THE AGENT

          Section 11.1 Authorization and Action. Each Purchaser hereby designates and appoints Calyon to act as its agent hereunder and under each other Transaction Document, and authorizes the Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Agent by the terms of this Agreement and the other Transaction Documents together with such powers as are reasonably incidental thereto. The Agent shall not have any duties or responsibilities, except those expressly set forth herein or in any other Transaction Document, or any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Agent shall be read into this Agreement or any other Transaction Document or otherwise exist for the Agent. In performing its functions and duties hereunder and under the other Transaction Documents, the Agent shall act solely as agent for the Purchasers and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any Seller Party or any of such Seller Party's successors or assigns. The Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement, any other Transaction Document or applicable law. The appointment and authority of the Agent hereunder shall terminate upon the indefeasible payment in full of all Aggregate Unpaids. Each Purchaser hereby authorizes the Agent to file the Uniform Commercial Code financing statements and execute the Fee Letter and the Collection Account Agreements on behalf of such Purchaser (the terms of which shall be binding on such Purchaser).

          Section 11.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement and each other Transaction Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

          Section 11.3 Exculpatory Provisions. Neither the Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Transaction Document (except for its, their or such Person's own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Purchasers for any recitals, statements, representations or warranties made by any Seller Party contained in this Agreement, any other Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement, or any other Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any other Transaction Document or any other document furnished in connection herewith or therewith, or for any failure of any Seller Party to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in Article VI, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith. The Agent shall not be under any obligation to any Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Seller Parties. The Agent shall not be deemed to have knowledge of any Amortization Event or Potential Amortization Event unless the Agent has received notice from Seller or a Purchaser.

          Section 11.4 Reliance by Agent. The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Seller), independent accountants and other experts selected by the Agent. The Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of Company or the Required Financial Institutions or all of the Purchasers, as applicable, as it deems appropriate and it shall first be indemnified to its satisfaction by the Purchasers, provided that unless and until the Agent shall have received such advice, the Agent may take or refrain from taking any action, as the Agent shall deem advisable and in the best interests of the Purchasers. The Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of Company or the Required Financial Institutions or all of the Purchasers, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Purchasers.

          Section 11.5 Non-Reliance on Agent and Other Purchasers. Each Purchaser expressly acknowledges that neither the Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including, without limitation, any review of the affairs of any Seller Party, shall be deemed to constitute any representation or warranty by the Agent. Each Purchaser represents and warrants to the Agent that it has and will, independently and without reliance upon the Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of Seller and made its own decision to enter into this Agreement, the other Transaction Documents and all other documents related hereto or thereto.

          Section 11.6 Reimbursement and Indemnification. The Financial Institutions agree to reimburse and indemnify the Agent and its officers, directors, employees, representatives and agents ratably according to their Pro Rata Shares, to the extent not paid or reimbursed by the Seller Parties (i) for any amounts for which the Agent, acting in its capacity as Agent, is entitled to reimbursement by the Seller Parties hereunder and (ii) for any other expenses incurred by the Agent, in its capacity as Agent and acting on behalf of the Purchasers, in connection with the administration and enforcement of this Agreement and the other Transaction Documents.

          Section 11.7 Agent in its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Seller or any Affiliate of Seller as though the Agent were not the Agent hereunder. With respect to the acquisition of Purchaser Interests pursuant to this Agreement, the Agent shall have the same rights and powers under this Agreement in its individual capacity as any Purchaser and may exercise the same as though it were not the Agent, and the terms "Financial Institution," "Purchaser," "Financial Institutions" and "Purchasers" shall include the Agent in its individual capacity.

          Section 11.8 Successor Agent. The Agent may, upon five days' notice to Seller and the Purchasers, and the Agent will, upon the direction of all of the Purchasers (other than the Agent, in its individual capacity) resign as Agent. If the Agent shall resign, then the Required Financial Institutions during such five-day period shall appoint from among the Purchasers a successor agent. If for any reason no successor Agent is appointed by the Required Financial Institutions during such five-day period, then effective upon the termination of such five day period, the Purchasers shall perform all of the duties of the Agent hereunder and under the other Transaction Documents and Seller and the Servicer (as applicable) shall make all payments in respect of the Aggregate Unpaids directly to the applicable Purchasers and for all purposes shall deal directly with the Purchasers. After the effectiveness of any retiring Agent's resignation hereunder as Agent, the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents and the provisions of this Article XI and Article X shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Agent under this Agreement and under the other Transaction Documents.

                                   ARTICLE XII
                           ASSIGNMENTS; PARTICIPATIONS

          Section 12.1 Assignments.

          (a) Seller and each Financial Institution hereby agree and consent to the complete or partial assignment by Company of all or any portion of its rights under, interest in, title to and obligations under this Agreement to the Financial Institutions pursuant to the Liquidity Agreement or to any other Person, and upon such assignment, Company shall be released from its obligations so assigned. Further, Seller and each Financial Institution hereby agree that any assignee of Company of this Agreement or all or any of the Purchaser Interests of Company shall have all of the rights and benefits under this Agreement as if the term "Company" explicitly referred to such party, and no such assignment shall in any way impair the rights and benefits of Company hereunder. Neither Seller nor the Servicer shall have the right to assign its rights or obligations under this Agreement.

          (b) Any Financial Institution may at any time and from time to time assign to one or more Persons ("Purchasing Financial Institutions") all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement (the "Assignment Agreement") executed by such Purchasing Financial Institution and such selling Financial Institution. The consent of Company shall be required prior to the effectiveness of any such assignment. Each assignee of a Financial Institution must (i) have a short-term debt rating of A-1 or better by Standard & Poor's Ratings Group and P-1 by Moody's Investors Service, Inc. and (ii) agree to deliver to the Agent, promptly following any request therefor by the Agent or Company, an enforceability opinion in form and substance satisfactory to the Agent and Company. Upon delivery of the executed Assignment Agreement to the Agent, such selling Financial Institution shall be released from its obligations hereunder to the extent of such assignment. Thereafter the Purchasing Financial Institution shall for all purposes be a Financial Institution party to this Agreement and shall have all the rights and obligations of a Financial Institution under this Agreement to the same extent as if it were an original party hereto and no further consent or action by Seller, the Purchasers or the Agent shall be required.

          (c) Each of the Financial Institutions agrees that in the event that it shall cease to have a short-term debt rating of A-1 or better by Standard & Poor's Ratings Group and P-1 by Moody's Investors Service, Inc. (an "Affected Financial Institution"), such Affected Financial Institution shall be obliged, at the request of Company or the Agent, to assign all of its rights and obligations hereunder to (x) another Financial Institution or (y) another funding entity nominated by the Agent and acceptable to Company, and willing to participate in this Agreement through the Liquidity Termination Date in the place of such Affected Financial Institution; provided that the Affected Financial Institution receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such Financial Institution's Pro Rata Share of the Aggregate Capital and Yield owing to the Financial Institutions and all accrued but unpaid fees and other costs and expenses payable in respect of its Pro Rata Share of the Purchaser Interests of the Financial Institutions.

          (d) Participations. Any Financial Institution may, in the ordinary course of its business at any time sell to one or more Persons (each a "Participant") participating interests in its Pro Rata Share of the Purchaser Interests of the Financial Institutions, or any other interest of such Financial Institution hereunder. Notwithstanding any such sale by a Financial Institution of a participating interest to a Participant, such Financial Institution's rights and obligations under this Agreement shall remain unchanged, such Financial Institution shall remain solely responsible for the performance of its obligations hereunder, and Seller, Company and the Agent shall continue to deal solely and directly with such Financial Institution in connection with such Financial Institution's rights and obligations under this Agreement. Each Financial Institution agrees that any agreement between such Financial Institution and any such Participant in respect of such participating interest shall not restrict such Financial Institution's right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification described in Section 13.1(b)(i)(A-F).

                                  ARTICLE XIII
                                  MISCELLANEOUS

          Section 13.1 Waivers and Amendments.

          (a) No failure or delay on the part of the Agent or any Purchaser in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

          (b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this
Section 13.1(b). Company, Seller and the Agent, at the direction (or with the consent) of the Required Financial Institutions, may enter into written modifications or waivers of any provisions of this Agreement, provided, however, that no such modification or waiver shall:

          (i) without the consent of each affected Purchaser, (A) extend the Liquidity Termination Date or the date of any payment or deposit of Collections by Seller or the Servicer, (B) reduce the rate or extend the time of payment of Yield or any other CP Costs (or any component of Yield or CP Costs), (C) reduce any fee payable to the Agent for the benefit of the Purchasers, (D) except pursuant to Article XII hereof, change the amount of the Capital of any Purchaser, any Financial Institution's Pro Rata Share (except pursuant to the Liquidity Agreement) or any Financial Institution's Commitment, (E) amend, modify or waive any provision of the definition of Required Financial Institutions or this Section 13.1(b), (F) consent to or permit the assignment or transfer by Seller of any of its rights and obligations under this Agreement, (G) change the definition of "Aggregate Reserves," "Concentration Limit," "Delinquency Ratio," "Dilution Ratio," "Dilution Reserve," "Dilution Reserve Ratio," "Eligible Receivable," "Loss Reserve," "Loss Reserve Ratio," "Loss-to-Liquidation Ratio," "Net Receivables Balance," "Servicing Reserve," or "Yield Reserve,"
     (H) release the Provider from its obligations under the Servicer Performance Undertaking or the Factoring Performance Undertaking or (I) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (H) above in a manner that would circumvent the intention of the restrictions set forth in such clauses; or

          (ii) without the written consent of the then Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of such Agent.

Notwithstanding the foregoing, (i) without the consent of the Financial Institutions, the Agent may amend this Agreement solely to add additional Persons as Financial Institutions hereunder and (ii) the Agent, the Required Financial Institutions and Company may enter into amendments to modify any of the terms or provisions of Article XI or Section 13.13 without the consent of Seller, provided that such amendment has no negative impact upon Seller. Any modification or waiver made in accordance with this Section 13.1 shall apply to each of the Purchasers equally and shall be binding upon Seller, the Purchasers and the Agent.

          Section 13.2 Notices. Except as provided in this Section 13.2, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective if given by telecopy or other electronic transmission, upon confirmation of the receipt thereof, if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or if given by any other means, when received at the address specified in this Section 13.2. Seller hereby authorizes the Agent to effect purchases and Tranche Period and Discount Rate selections based on telephonic notices made by any Person whom the Agent in good faith believes to be acting on behalf of Seller. Seller agrees to deliver promptly to the Agent a written confirmation of each telephonic notice signed by an Authorized Officer of Seller; provided, however, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by the Agent, the records of the Agent shall govern absent manifest error.

          Section 13.3 Ratable Payments. If any Purchaser, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Purchaser (other than payments received pursuant to Section 10.2 or 10.3) in a greater proportion than that received by any other Purchaser entitled to receive a ratable share of such Aggregate Unpaids, such Purchaser agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Aggregate Unpaids held by the other Purchasers so that after such purchase each Purchaser will hold its ratable proportion of such Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

          Section 13.4 Protection of Ownership Interests of the Purchasers.

          (a) Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Agent may request, to perfect, protect or more fully evidence the Purchaser Interests, or to enable the Agent or the Purchasers to exercise and enforce their rights and remedies hereunder. At any time after an Amortization Event, the Agent may, or the Agent may direct Seller or the Servicer to, notify the Obligors of Receivables, at Seller's expense, of the ownership or security interests of the Purchasers under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Agent or its designee. Seller or the Servicer (as applicable) shall, at any Purchaser's request, withhold the identity of such Purchaser in any such notification.

          (b) If any Seller Party fails to perform any of its obligations hereunder, the Agent or any Purchaser may (but shall not be required to) perform, or cause performance of, such obligations, and the Agent's or such Purchaser's costs and expenses incurred in connection therewith shall be payable by Seller as provided in Section 10.3. Each Seller Party irrevocably authorizes the Agent at any time and from time to time in the sole discretion of the Agent, and appoints the Agent as its attorney-in-fact, to act on behalf of such Seller Party to file financing statements necessary or desirable in the Agent's sole discretion to perfect and to maintain the perfection and priority of the interest of the Purchasers in the Receivables. This appointment is coupled with an interest and is irrevocable.

          Section 13.5 Confidentiality.

          (a) Each Seller Party and each Purchaser shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential or proprietary information with respect to the Agent and Company and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that such Seller Party and such Purchaser and its officers and employees may disclose such information to such Seller Party's and such Purchaser's external accountants and attorneys, the financial institutions party to the Pactiv Loan Agreement, and as required by any applicable law or order of any judicial or administrative proceeding.

          (b) The Agent, the Company and each Financial Institution shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the confidential or proprietary information with respect to the Seller Parties and the Original Sellers and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein; provided, however, that each Seller Party hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Agent, the Financial Institutions or Company by each other, (ii) by the Agent or the Purchasers to any prospective or actual assignee or participant of any of them and (iii) by the Agent to any rating agency, Commercial Paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to Company or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which Calyon acts as the administrative agent and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information, and (except in the case of rating agencies) agrees to keep such information confidential. In addition, the Purchasers and the Agent may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

          Section 13.6 Bankruptcy Petition. Each Seller Party, the Agent and each Financial Institution hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all Commercial Paper and other outstanding senior indebtedness of Company, it will not institute against, or join any other Person in instituting against, Company or any such entity any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

          Section 13.7 Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of Company, the Agent or any Financial Institution, no claim may be made by any Seller Party or any other Person against Company, the Agent or any Financial Institution or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Seller Party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

          Section 13.8 CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND THE MANDATORY CHOICE OF LAW PROVISIONS SET FORTH IN ARTICLE 9 OF THE NEW YORK UCC (WITHOUT GIVING EFFECT TO THE CONFLICT

OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH SHALL APPLY HERETO).

          Section 13.9 CONSENT TO JURISDICTION. EACH SELLER PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT AND EACH SELLER PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY PURCHASER TO BRING PROCEEDINGS AGAINST ANY SELLER PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY SELLER PARTY AGAINST THE AGENT OR ANY PURCHASER OR ANY AFFILIATE OF THE AGENT OR ANY PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH SELLER PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

          Section 13.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY SELLER PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

          Section 13.11 Integration; Binding Effect; Survival of Terms.

          (a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

          (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Seller Party pursuant to Article V, (ii) the indemnification and payment provisions of
Article X, and Sections 13.5, 13.6 and 13.15 shall be continuing and shall survive any termination of this Agreement.

          Section 13.12 Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to "Article," "Section," "Schedule" or "Exhibit" shall mean articles and sections of, and schedules and exhibits to, this Agreement.

          Section 13.13 Calyon Roles. Each of the Financial Institutions acknowledges that Calyon acts, or may in the future act, (i) as administrative agent for Company or any Financial Institution, (ii) as issuing and paying agent for the Commercial Paper, (iii) to provide credit or liquidity enhancement for the timely payment for the Commercial Paper and (iv) to provide other services from time to time for Company or any Financial Institution (collectively, the "Calyon Roles"). Without limiting the generality of this Section 13.13, each Financial Institution hereby acknowledges and consents to any and all Calyon Roles and agrees that in connection with any Calyon Role, Calyon may take, or refrain from taking, any action that it, in its discretion, deems appropriate, including, without limitation, in its role as administrative agent for Company, and the giving of notice to the Agent of a mandatory purchase pursuant to the Liquidity Agreement.

          Section 13.14 Characterization.

          (a) It is the intention of the parties hereto that each purchase hereunder shall constitute and be treated as an absolute and irrevocable sale, which purchase shall provide the applicable Purchaser with the full benefits of ownership of the applicable Purchaser Interest. Except as specifically provided in this Agreement, each sale of a Purchaser Interest hereunder is made without recourse to Seller; provided, however, that (i) Seller shall be liable to each Purchaser and the Agent for all representations, warranties, covenants and indemnities made by Seller pursuant to the terms of this Agreement, (ii) such sale does not constitute and is not intended to result in an assumption by any Purchaser or the Agent or any assignee thereof of any obligation of Seller, Factoring, any Original Seller or any other person arising in connection with the Receivables, the Related Security or the related Contracts, or any other obligations of Seller, Factoring or any Original Seller, and (iii) such sale may be considered debt for tax purposes.

          (b) In addition to any ownership interest which the Agent may from time to time acquire pursuant hereto, Seller hereby grants to the Agent for the ratable benefit of the Purchasers a valid and perfected security interest in all of Seller's right, title and interest in, to and under (but none of the Seller's obligations under) the following assets now existing or hereafter arising: the Receivables Sale Agreement (including the right of the Seller to compel performance and otherwise exercise all remedies thereunder), all Receivables, the Collections, each Lock-Box, each Collection Account, all Related Security, all other rights and payments relating to such Receivables, and all proceeds of any of the foregoing, and all other assets in which the Agent has acquired, may hereafter acquire and/or purport to have acquired an interest hereunder, prior to all other liens on and security interests therein to secure the prompt and complete payment of the Aggregate Unpaids. The Agent and the Purchasers shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

          Section 13.15 Excess Funds. The Company shall not be obligated to pay any amount pursuant to this Agreement unless the Company has excess cash flow from operations or has received funds with respect to such obligation which may be used to make such payment and which funds or excess cash flow are not required to repay when due the Commercial Paper of the Company. Any and all claims against the Company under this Agreement shall be subordinate to the claims of the holders of the Commercial Paper. Any amount which the Company does not pay pursuant to the operation of the preceding sentence shall not constitute a claim, as defined in Section 101(5) of the United States Bankruptcy Code, against the Company for any such insufficiency unless and until the Company does have excess cash flow or excess funds.

                            [SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

                                        PACTIV RSA LLC, as Seller


                                        By: /s/ Gregory A. Hanson
                                            ------------------------------------
                                        Name: Gregory A. Hanson
                                        Title: President

                                        PACTIV RSA LLC
                                        1900 West Field Court
                                        Lake Forest, Illinois 60045
                                        Attn: General Counsel

                                        Fax: (847) 482-4544 (Attn: Greg Hanson)
                                        Fax: (847) 615-6621 (Attn: General
                                                                   Counsel)
                                        Email: ghanson@pactiv.com
                                               dbrekke@pactiv.com


                                        PACTIV FACTORING LLC, as Servicer


                                        By: /s/ Gregory A. Hanson
                                            ------------------------------------
                                        Name: Gregory A. Hanson
                                        Title: President

                                        PACTIV FACTORING LLC
                                        1900 West Field Court
                                        Lake Forest, Illinois 60045
                                        Attn: General Counsel

                                        Fax: (847) 482-4544 (Attn: Greg Hanson)
                                        Fax: (847) 615-6621 (Attn: General
                                                                   Counsel)
                                        Email: ghanson@pactiv.com
                                               dbrekke@pactiv.com

                                        ATLANTIC ASSET SECURITIZATION LLC


                                        By: /s/ Gary Miller
                                            ------------------------------------
                                        Name: Gary Miller
                                        Title: Managing Director


                                        By: /s/ Michael Guarda
                                            ------------------------------------
                                        Name: Michael Guarda
                                        Title: Director

                                        Atlantic Asset Securitization LLC
                                        c/o Calyon New York Branch
                                        1301 Avenue of the Americas
                                        New York, NY 10019

                                        Fax: (212) 459-3528
                                        Email: conduitsec@calyon.com


                                        CALYON NEW YORK BRANCH, as a Financial
                                        Institution and as Agent


                                        By: /s/ Gary Miller
                                            ------------------------------------
                                        Name: Gary Miller
                                        Title: Managing Director


                                        By: /s/ Michael Guarda
                                            ------------------------------------
                                        Name: Michael Guarda
                                        Title: Director

                                        Calyon New York Branch
                                        Debt Capital Markets - Liquid Assets
                                        Securitization
                                        1301 Avenue of the Americas
                                        New York, NY  10019

                                        Fax: (212) 459-3528
                                        Email: conduitsec@calyon.com

                                    EXHIBIT I

                                   DEFINITIONS

     As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Accrual Period" means each calendar month, provided that the initial Accrual Period hereunder means the period from (and including) the date of the initial purchase hereunder to (and including) the last day of the calendar month thereafter.

     "Adverse Claim" means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person's assets or properties in favor of any other Person.

     "Affected Financial Institution" has the meaning specified in Section 12.1(c).

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

     "Agent" has the meaning set forth in the preamble to this Agreement.

     "Aggregate Capital" means, on any date of determination, the aggregate amount of Capital of all Purchaser Interests outstanding on such date.

     "Aggregate Reduction" has the meaning specified in Section 1.3.

     "Aggregate Reserves" means, on any date of determination, the sum of the Loss Reserve, the Yield Reserve, the Servicing Reserve and the Dilution Reserve.

     "Aggregate Unpaids" means, at any time, an amount equal to the sum of all Aggregate Capital and all other unpaid Obligations (whether due or accrued) at such time.

     "Agreement" means this Receivables Purchase Agreement, as it may be amended or modified and in effect from time to time.

     "Amortization Date" means the earliest to occur of (i) the day on which any of the conditions precedent set forth in Section 6.2 are not satisfied, (ii) the Business Day immediately prior to the occurrence of an Amortization Event set forth in Section 9.1(d), (iii) the Business Day specified in a written notice from the Agent following the occurrence of any other Amortization Event, and
(iv) the date which is thirty (30) days after the Agent's receipt of written notice from Seller that it wishes to terminate the facility evidenced by this Agreement.

     "Amortization Event" has the meaning specified in Article IX.


                                    Exh. I-1

     "Assignment Agreement" has the meaning set forth in Section 12.1(b).

     "Authorized Officer" means, with respect to any Person, its president, corporate controller, treasurer or chief financial officer.

     "Base Rate" means a rate per annum equal to the higher of (i) the corporate base rate, prime rate or base rate of interest, as applicable, announced by Calyon New York Branch in New York, New York from time to time, changing when and as such rate changes and (ii) the sum of the Federal Funds Rate and 2%.

     "Broken Funding Costs" means for any Purchaser Interest which: (i) has its Capital reduced without compliance by Seller with the notice requirements hereunder or (ii) does not become subject to an Aggregate Reduction following the delivery of any Reduction Notice or (iii) is assigned or terminated prior to the date on which it was originally scheduled to end; an amount equal to the excess, if any, of (A) the CP Costs or Yield (as applicable) that would have accrued during the remainder of the Tranche Periods or the tranche periods for Commercial Paper determined by the Agent to relate to such Purchaser Interest (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (ii) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) of the Capital of such Purchaser Interest if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (B) the sum of (x) to the extent all or a portion of such Capital is allocated to another Purchaser Interest, the amount of CP Costs or Yield actually accrued during the remainder of such period on such Capital for the new Purchaser Interest, and (y) to the extent such Capital is not allocated to another Purchaser Interest, the income, if any, actually received during the remainder of such period by the holder of such Purchaser Interest from investing the portion of such Capital not so allocated. In the event that the amount referred to in clause (B) exceeds the amount referred to in clause (A), the relevant Purchaser or Purchasers agree to pay to Seller the amount of such excess. All Broken Funding Costs shall be due and payable hereunder upon demand. Notwithstanding any contrary provision herein, Broken Funding Costs shall be calculated without giving effect to clause (ii) of the definition of LIBO Rate.

     "Business Day" means any day on which banks are not authorized or required to close in New York, New York or Chicago, Illinois and The Depository Trust Company of New York is open for business, and, if the applicable Business Day relates to any computation or payment to be made with respect to the LIBO Rate, any day on which dealings in dollar deposits are carried on in the London interbank market.

     "Calyon" means Calyon New York Branch in its individual capacity and its successors.

     "Capital" of any Purchaser Interest means, at any time, (A) the Purchase Price of such Purchaser Interest, minus (B) the sum of the aggregate amount of Collections and other payments received by the Agent which in each case are applied to reduce such Capital in accordance with the terms and conditions of this Agreement; provided that such Capital shall be restored (in accordance with Section 2.5) in the amount of any Collections or other payments so


                                    Exh. I-2
received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason.

     "Change of Control" means (i) with respect to Provider, the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of Provider, (ii) with respect to Factoring, the failure of Provider to own directly, free and clear of all Adverse Claims, all of the membership interests of Factoring, or (iii) with respect to Seller, the failure of Factoring to own directly, free and clear of all Adverse Claims, all of the membership interests of Seller.

     "Charged-Off Receivable" means a Receivable: (i) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 9.1(d) (as if references to Seller Party therein refer to such Obligor); (ii) as to which the Obligor thereof, if a natural person, is deceased, (iii) which, consistent with the Credit and Collection Policy, would be written off Seller's books as uncollectible, (iv) which has been identified by Seller as uncollectible or (v) as to which any payment, or part thereof, remains unpaid for ninety-one (91) days or more from the original due date for such payment.

     "Collection Account" means each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited and which is listed on Exhibit IV.

     "Collection Account Agreement" means an agreement substantially in the form of Exhibit VI among Factoring, Seller, the Agent, an Original Seller and a Collection Bank.

     "Collection Bank" means, at any time, any of the banks holding one or more Collection Accounts.

     "Collection Notice" means a notice, in substantially the form of Annex A to
Exhibit VI, from the Agent to a Collection Bank.

     "Collections" means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all yield, Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.

     "Commercial Paper" means promissory notes of Company issued by Company in the commercial paper market.

     "Commitment" means, for each Financial Institution, the commitment of such Financial Institution to purchase Purchaser Interests from Seller and Company, in an amount not to exceed (i) in the aggregate, the amount set forth opposite such Financial Institution's name on Schedule A to this Agreement, as such amount may be modified in accordance with the terms hereof and (ii) with respect to any individual purchase hereunder, its Pro Rata Share of the Purchase Price therefor.


                                    Exh. I-3

     "Commitment Termination Date" means December 10, 2012, as such date may be extended by agreement of the parties hereto.

     "Company" has the meaning set forth in the preamble to this Agreement.

     "Concentration Limit" means, at any time, for any Obligor, 2.5% of the aggregate Eligible Receivables Balance at such time, or such other amount (a "Special Concentration Limit") for such Obligor designated by the Agent; provided, that in the case of an Obligor and any Affiliate of such Obligor, the Concentration Limit shall be calculated as if such Obligor and such Affiliate are one Obligor; and provided, further, that the Agent may, upon not less than three (3) Business Days' notice to Seller, cancel any Special Concentration Limit. As of the date hereof, (i) a Special Concentration Limit is designated by the Agent for Walmart/Sam's Club equal to 20.0% of the aggregate Eligible Receivables Balance, (ii) a Special Concentration Limit is designated by the Agent for Bunzl equal to 5.0% of the aggregate Eligible Receivables Balance and
(iii) Special Concentration Limits equal to specified percentages of the Eligible Receivables Balance will be available for Obligors who have the specified short-term ratings (or the equivalent long-term ratings as set forth in Schedule C hereto) as set forth below:

Short-Term Rating of Obligor   Special Concentration Limit
----------------------------   ---------------------------
At least A-1+ and P-1                     10.0%
At least A-1 and P-1                      10.0%
At least A-2 and P-2                       8.0%
At least A-3 and P-3                       4.0%

     "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.

     "Contract" means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.

     "Contractual Dilutions" means, at any time, those Dilutions which are not Floating Dilutions, as shown in the Monthly Report.

     "CP Costs" means, for each day,

          (a) with respect to Commercial Paper issued to finance the Company's acquisition of Purchaser Interests hereunder which is not Pooled Commercial Paper, the sum of (i) Yield accrued on such Commercial Paper on such day plus (ii) any and all accrued commissions in respect of placement agents and Commercial Paper dealers allocable to such Commercial Paper, and any issuing and paying agent fees incurred, in respect of such Commercial Paper for such day, minus (iii) any payment received on such


                                    Exh. I-4
     day net of expenses in respect of Broken Funding Costs related to the prepayment of any Purchaser Interest of Company and

          (b) with respect to Pooled Commercial Paper, the sum of (i) discount or yield accrued on Pooled Commercial Paper on such day, plus (ii) any and all accrued commissions in respect of placement agents and Commercial Paper dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper for such day, plus (iii) other costs associated with funding small or odd-lot amounts with respect to all receivable purchase facilities which are funded by Pooled Commercial Paper for such day, minus (iv) any accrual of income net of expenses received on such day from investment of collections received under all receivable purchase facilities funded substantially with Pooled Commercial Paper, minus (v) any payment received on such day net of expenses in respect of Broken Funding Costs related to the prepayment of any Purchaser Interest of Company pursuant to the terms of any receivable purchase facilities funded substantially with Pooled Commercial Paper. In addition to the foregoing costs, if Seller shall request any Incremental Purchase during any period of time determined by the Agent in its sole discretion to result in incrementally higher CP Costs applicable to such Incremental Purchase, the Capital associated with any such Incremental Purchase shall, during such period, be deemed to be funded by Company in a special pool (which may include capital associated with other receivable purchase facilities) for purposes of determining such additional CP Costs applicable only to such special pool and charged each day during such period against such Capital.

     "CP Rate" for any Accrual Period or portion thereof for any Purchaser Interest means, to the extent Company funds such Purchaser Interest for such Accrual Period or portion thereof by issuing Commercial Paper, the rate (or if more than one rate, the weighted average of the rates) at which Commercial Paper notes of Company having a term equal to such Accrual Period or portion thereof or portion thereof and to be issued to fund such Purchaser Interest may be sold by any placement agent or commercial paper dealer selected by the Agent on behalf of Company, as agreed between each such agent or dealer and the Agent and notice of which has been given by the Agent to the Servicer; provided if the rate (or rates) as agreed between any such agent or dealer and the Agent for any Accrual Period or portion thereof for any Purchaser Interest is a discount rate (or rates), then such rate shall be the rate (or if more than one rate, the weighted average of the rates) resulting from converting such discount rate (or rates) to an interest-bearing equivalent rate per annum.

     "Credit and Collection Policy" means Seller's credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit VII hereto, as modified from time to time in accordance with this Agreement.

     "Days Sales Outstandings" means, on any date, the product of (a) the number of days in the month most recently ended and (b) the amount obtained by dividing
(i) the Outstanding Balance of Receivables as of the last day of such month by
(ii) the aggregate dollar amount of Receivables created during such month.


                                    Exh. I-5

     "Deductions" means, at any time, the Outstanding Balance of all Receivables that are related to short payments under investigation, as shown in the Monthly Report.

     "Deemed Collections" means the aggregate of all amounts Seller shall have been deemed to have received as a Collection of a Receivable. Seller shall be deemed to have received a Collection in respect of a Receivable (i) in the amount by which the Outstanding Balance of any such Receivable is at any time either (x) reduced as a result of any defective or rejected goods or services, any discount or any adjustment or otherwise by Seller (other than cash Collections on account of the Receivables) or (y) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction) or
(ii) in the full amount of any such Receivable if any of the representations or warranties in clauses (i), (j), (k), (l), (q), (r), (s), (t) or (u) of Section
5.1 are no longer true with respect to such Receivable.

     "Default Fee" means with respect to any amount due and payable by Seller in respect of any Aggregate Unpaids, an amount equal to the greater of (i) $1000 and (ii) interest on any such unpaid Aggregate Unpaids at a rate per annum equal to 2% above the Base Rate.

     "Default Proxy Ratio" means, for any calendar month, a fraction (calculated as a percentage) equal to (i) the aggregate Outstanding Balance of all Receivables (without duplication and excluding the Deductions) which, as of the last day of such calendar month, remain unpaid for at least sixty-one (61) but less than ninety-one (91) days from the original due date plus the aggregate Outstanding Balance of all Receivables (without duplication) which, consistent with the Credit and Collection Policy, were or should have been written off the Seller's books as uncollectible during such calendar month, divided by (ii) the aggregate Outstanding Balance of all Receivables generated during the calendar month which ended on the date three (3) months prior to the last day of the current calendar month.

     "Delinquency Ratio" means, for any calendar month, a percentage equal to
(i) the aggregate Outstanding Balance of all Receivables that were Delinquent Receivables as of the last day of such calendar month divided by (ii) the aggregate Outstanding Balance of all Receivables (excluding the Deductions) as of the last day of such calendar month.

     "Delinquent Receivable" means a Receivable as to which any payment, or part thereof, remains unpaid for sixty-one (61) days or more from the original due date for such payment (but does not include any Receivables which are already part of the Deductions).

     "Designated Obligor" means an Obligor indicated by the Agent to Seller in writing.

     "Dilution Horizon Ratio" means, as of any date as set forth in the most recent Monthly Report, a ratio computed by dividing (i) the aggregate of all Receivables generated during the two (2) most recently ended calendar months by
(ii) the aggregate Net Receivables Balance plus Contractual Dilutions as of the last day of the most recently ended calendar month.

     "Dilution Ratio" means, for any calendar month, the ratio (expressed as a percentage) computed as of the last day of such calendar month by dividing (i) the aggregate amount of Floating Dilutions during such calendar month, by (ii) the aggregate Outstanding Balance of all


                                    Exh. I-6

Receivables generated during the calendar month which ended on the date two (2) months prior to the last day of the current calendar month.

     "Dilution Reserve" means, on any date, an amount equal to the product of
(i) the Dilution Reserve Ratio then in effect times (ii) the Aggregate Capital as of the close of business on the immediately preceding Business Day; provided, however, that as long as the long-term public senior debt rating of Pactiv is at least BBB- by Standard & Poor's Ratings Group and at least Baa3 by Moody's Investors Service, Inc., the Dilution Reserve shall be zero.

     "Dilution Reserve Ratio" means, as of any date, an amount calculated as follows:

     Dilution Reserve Ratio = [(2.25 x ADR) + [(HDR - ADR) x (HDR/ADR)]] x DHR

          where:

          ADR = the average of the Dilution Ratios for the most recent twelve calendar months;

          HDR = the highest three month rolling average of the Dilution Ratios during the most recent twelve calendar months; and

          DHR = the Dilution Horizon Ratio.

The Dilution Reserve Ratio shall be calculated monthly in each Monthly Report and such Dilution Reserve Ratio shall, absent manifest error, be effective from the corresponding Settlement Date until the next succeeding Settlement Date.

     "Dilutions" means, at any time, the aggregate amount of reductions or cancellations described in clause (i) of the definition of "Deemed Collections."

     "Discount Rate" means, the LIBO Rate or the Base Rate, as applicable, with respect to each Purchaser Interest of the Financial Institutions.

     "Eligible Receivable" means, at any time, a Receivable:

          (i) the Obligor of which (a) if a natural person, is a resident of the United States or, if a corporation or other business organization, is organized under the laws of the United States or any political subdivision thereof and has its chief executive office in the United States; (b) is not an Affiliate of any of the parties hereto; (c) is not a Designated Obligor; and (d) is not a government or a governmental subdivision or agency,

          (ii) the Obligor of which is not the Obligor of any Receivables as to which any payment, or part thereof, remains unpaid for 61 days or more past the original due date if the sum of such unpaid amounts equal more than 25% of the aggregate Outstanding Balance of all Receivables due from such Obligor or its Affiliates,


                                    Exh. I-7

          (iii) which is not a Charged-Off Receivable or a Delinquent
     Receivable,

          (iv) (1) which by its terms is due and payable within 30 days of the original billing date therefor and has not had its payment terms extended, or (2) which by its terms is due and payable at least 31 but less than 62 days after the original billing date therefor and has not had its payment terms extended, provided, that the Outstanding Balance of such Receivable, when added to the Outstanding Balance of all other Receivables which by their terms are due and payable at least 31 but less than 62 days after the original billing date therefor, shall not exceed 25% of the aggregate Outstanding Balance of all Receivables,

          (v) which is an "account" within the meaning of Section 9-102 (or any successor section) of the UCC of all applicable jurisdictions,

          (vi) which is denominated and payable only in United States dollars in the United States,

          (vii) which arises under a Contract which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim or other defense,

          (viii) which arises under a Contract which does not contain a confidentiality provision that purports to restrict the ability of any Purchaser to exercise its rights under this Agreement, including, without limitation, its right to review the Contract,

          (ix) which arises under a Contract that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by an Original Seller,

          (x) which, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation,

          (xi) which satisfies all applicable requirements of the Credit and Collection Policy,

          (xii) which was generated in the ordinary course of an Original Seller's business,

          (xiii) which arises solely from the sale of goods or the provision of services to the related Obligor by an Original Seller, and not by any other Person (in whole or in part),


                                    Exh. I-8

          (xiv) as to which the Agent has not notified Seller that the Agent has determined that such Receivable or class of Receivables is not acceptable as an Eligible Receivable.

          (xv) which is not subject to any asserted right of rescission, set-off or counterclaim or any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against an Original Seller or any other Adverse Claim, and the Obligor thereon holds no right as against an Original Seller to cause such Original Seller to repurchase the goods or merchandise the sale of which shall have given rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract, or defective goods returned in accordance with the terms of the Contract),

          (xvi) as to which the applicable Original Seller has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor,

          (xvii) all right, title and interest to and in which has been validly transferred by the applicable Original Seller to Factoring in accordance with a Transfer Agreement and, thereafter, by Factoring directly to Seller under and in accordance with the Receivables Sale Agreement, and Seller has good and marketable title thereto free and clear of any Adverse Claim, and

          (xviii) which is not a note receivable or for an amount related to sales taxes.

     "Eligible Receivables Balance" means, at any time, the Outstanding Balance of all Eligible Receivables (excluding any Finance Charges) less the amounts specified in the Monthly Report as the Contractual Dilutions and the Deductions.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "Excluded Receivable" means any indebtedness or other obligations owed to Pactiv, whether constituting an account, chattel paper, instrument or general intangible (i) bearing on the face of the invoice with respect thereto the logo, trade name or trademark "Molded Fibre" or (ii) arising from the operation of the former Pactiv facilities located at 838 North Delsea Drive, Clayton, New Jersey or 39 Pierce Industrial Park, Shelbyville, Kentucky, or (iii) for which the Obligor is AlliedSignal, Inc.

     "Facility Account" means Seller's Account No. 35097861 at Northern Trust Bank.

     "Facility Termination Date" means the earlier of (i) the Liquidity Termination Date, (ii) the Amortization Date and (iii) the Commitment Termination Date.

     "Factoring Performance Undertaking" means that certain Factoring Performance Undertaking, dated as of December 28, 2000, by Provider in favor of the Seller, as the same may be amended, restated or otherwise modified from time to time.


                                    Exh. I-9

     "Federal Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy," as amended and any successor statute thereto.

     "Federal Funds Effective Rate" means, for any period, a fluctuating interest rate per annum for each day during such period equal to (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities; or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:30 a.m. (New York time) for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

     "Fee Letter" means that certain letter agreement, dated as of the date hereof, among Seller, the Company and the Agent, as it may be amended or modified and in effect from time to time.

     "Finance Charges" means, with respect to a Receivable, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to the related Contract.

     "Financial Institutions" has the meaning set forth in the preamble in this Agreement.

     "Floating Dilutions" means, at any time, Dilutions which are not subject to or limited by an arrangement or agreement with the related Obligor, existing at the time the related Receivable is generated, in connection with early payment or volume or other types of purchases.

     "Funding Agreement" means this Agreement and any agreement or instrument executed by any Funding Source with or for the benefit of Company.

     "Funding Source" means (i) any Financial Institution or (ii) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to Company.

     "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

     "Incremental Purchase" means a purchase of one or more Purchaser Interests which increases the total outstanding Aggregate Capital hereunder.

     "Indebtedness" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) capitalized lease obligations, (vi) net liabilities under interest rate swap, exchange or cap agreements, (vii)


                                   Exh. I-10

Contingent Obligations and (viii) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

     "Independent Director" shall mean a member of the Board of Directors of Seller who (i) is an individual with at least three (3) years' prior experience in transactions involving the securitization of financial assets, and prior experience as an independent director for an entity (other than Seller) whose charter documents require the unanimous consent of all independent directors, partners or members before such entity could file a bankruptcy proceeding or consent to the institution of bankruptcy proceedings against it and (ii) is not at such time, and has not been at any time during the preceding five (5) years,
(a) a director, member, officer, employee or affiliate of Seller, Factoring, Provider or any of their respective Subsidiaries or Affiliates (other than any such Subsidiary or Affiliate which is a special purpose entity engaged solely in the purchase and sale of financial assets in connection with the securitization of such assets), or (b) the beneficial owner (at the time of such individual's appointment as an Independent Director or at any time thereafter while serving as an Independent Director) of any of the outstanding common shares or membership interest of Seller, Factoring, Provider, or any of their respective Subsidiaries or Affiliates, having general voting rights.

     "LIBO Rate" means the rate per annum equal to the sum of (i) (a) the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two Business Days prior to the first day of the relevant Tranche Period, and having a maturity equal to such Tranche Period, provided that, (1) if Reuters Screen FRBD is not available to the Agent for any reason, the applicable LIBO Rate for the relevant Tranche Period shall instead be the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Tranche Period, and having a maturity equal to such Tranche Period, and (2) if no such British Bankers' Association Interest Settlement Rate is available to the Agent, the applicable LIBO Rate for the relevant Tranche Period shall instead be the rate determined by the Agent to be the rate at which Calyon offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Tranche Period, in the approximate amount to be funded at the LIBO Rate and having a maturity equal to such Tranche Period, divided by (b) one minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against the Agent in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Tranche Period plus (ii) .85% per annum. The LIBO Rate shall be rounded, if necessary, to the next higher 1/100 of 1%.

     "Liquidity Agreement" means the agreement entered into by Company with certain Financial Institutions for the purpose of providing liquidity with respect to the Capital funded by Company under this Agreement.

     "Liquidity Termination Date" has the meaning set forth in the Liquidity Agreement and shall initially be December 18, 2007.


                                   Exh. I-11

     "Lock-Box" means each locked postal box with respect to which a bank who has executed a Collection Account Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Exhibit IV.

     "Loss Horizon Ratio" means, for any calendar month, a fraction (expressed as a percentage) computed by dividing (i) the aggregate Outstanding Balance of all Receivables generated during the three (3) most recently ended calendar months by (ii) the aggregate Net Receivables Balance as at the last day of the most recently ended calendar month.

     "Loss Reserve" means, on any date, an amount equal to the product of (x) the greater of (i) 12% and (ii) the Loss Reserve Ratio then in effect times (y) the aggregate Net Receivables Balance as of the close of business on the immediately preceding Business Day.

     "Loss Reserve Ratio" means, as of any date, an amount calculated as follows:

          Loss Reserve Ratio = 2.25 x DPR x LHR, where

          DPR                = the highest three month rolling average of the
                               Default Proxy Ratio during the most recent twelve calendar months; and

          LHR                = the Loss Horizon Ratio.

     "Loss-to-Liquidation Ratio" means, for any calendar month, a fraction (expressed as a percentage) equal to (i) the aggregate Outstanding Balance of all Receivables (without duplication and excluding the Deductions) which, as of the last day of such calendar month, remain unpaid for at least sixty-one (61) but less than ninety-one (91) days from the original due date plus the aggregate Outstanding Balance of all Receivables (without duplication) which, consistent with the Credit and Collection Policy, were or should have been written off the Seller's books as uncollectible and are less than sixty-one (61) days past due date during such period, divided by (ii) the aggregate amount of Collections during such calendar month.

     "Material Adverse Effect" means a material adverse effect on (i) the financial condition or operations of any Seller Party, Factoring, any Original Seller or Provider and its Subsidiaries, (ii) the ability of any Seller Party, Factoring, any Original Seller or Provider to perform such Person's obligations under any Transaction Documents, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iv) any Purchaser's interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or the Collections with respect thereto, or
(v) the collectibility of the Receivables generally or of any material portion of the Receivables.

     "Monthly Report" means a report, in substantially the form of Exhibit VIII hereto (appropriately completed), furnished by the Servicer to the Agent pursuant to Section 8.5.

     "Monthly Reporting Date" means the fifteenth (15th) day of each month, or, if such day is not a Business Day, the next succeeding Business Day.


                                   Exh. I-12

     "Net Receivables Balance" means, at any time, the aggregate Eligible Receivables Balance at such time reduced by the aggregate amount by which the Eligible Receivables Balance of each Obligor and its Affiliates exceeds the Concentration Limit for such Obligor.

     "Obligations" shall have the meaning set forth in Section 2.1.

     "Obligor" means a Person obligated to make payments pursuant to a Contract.

     "Original Seller" means each of Pactiv and E-Z Por Corporation, a Delaware corporation, or any other Subsidiary or Affiliate of Pactiv approved in writing by the Agent from time to time.

     "Outstanding Balance" of any Receivable at any time means the then outstanding principal balance thereof.

     "Pactiv" means Pactiv Corporation, a Delaware corporation.

     "Pactiv Loan Agreement" means that certain Credit Agreement, dated as of April 19, 2006, among Pactiv Corporation (formerly known as Tenneco Packaging Inc.), Bank of America, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent and Letter of Credit issuer, and the other financial institutions party thereto.

     "Participant" has the meaning set forth in Section 12.2.

     "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

     "Pooled Commercial Paper" means Commercial Paper notes of Company subject to any particular pooling arrangement by Company, but excluding Commercial Paper issued by Company for a tenor and in an amount specifically requested by any Person in connection with any agreement effected by Company.

     "Potential Amortization Event" means an event which, with the passage of time or the giving of notice, or both, would constitute an Amortization Event.

     "Proposed Reduction Date" has the meaning set forth in Section 1.3.

     "Pro Rata Share" means, for each Financial Institution, a percentage equal to (i) the Commitment of such Financial Institution, divided by (ii) the aggregate amount of all Commitments of all Financial Institutions hereunder, adjusted as necessary to give effect to the application of the terms of the Liquidity Agreement.

     "Provider" means Pactiv in its capacity as "Provider" under either the Servicer Performance Undertaking or the Factoring Performance Undertaking, as applicable.

     "Purchase Date" means each day on which the Seller sells Purchaser Interests to the Company or to the Financial Institutions under this Agreement.


                                   Exh. I-13

     "Purchase Limit" means $130,000,000.

     "Purchase Notice" has the meaning set forth in Section 1.2.

     "Purchase Price" means, with respect to any Incremental Purchase of a Purchaser Interest, the amount paid to Seller for such Purchaser Interest which shall not exceed the least of (i) the amount requested by Seller in the applicable Purchase Notice, (ii) the unused portion of the Purchase Limit on the applicable Purchase Date and (iii) the excess, if any, of the Net Receivables Balance (less the Aggregate Reserves) on the applicable Purchase Date over the aggregate outstanding amount of Aggregate Capital determined as of the date of the most recent Monthly Report.

     "Purchasers" means Company and each Financial Institution.

     "Purchaser Interest" means, at any time, an undivided percentage ownership interest (computed as set forth below) associated with a designated amount of Capital, selected pursuant to the terms and conditions hereof in (i) each Receivable arising prior to the time of the most recent computation or recomputation of such undivided interest, (ii) all Related Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable. Each such undivided percentage interest shall equal:

                                        C
                                    --------
                                    NRB - AR

     where:

     C   = the Capital of such Purchaser Interest.

     AR  = the Aggregate Reserves.

     NRB = the Net Receivables Balance.

Such undivided percentage ownership interest shall be initially computed on its Purchase Date. Thereafter, until the Amortization Date, each Purchaser Interest shall be automatically recomputed (or deemed to be recomputed) on each day prior to the Amortization Date. The variable percentage represented by any Purchaser Interest as computed (or deemed recomputed) as of the close of the business day immediately preceding the Amortization Date shall remain constant at all times thereafter.

     "Purchasing Financial Institution" has the meaning set forth in Section 12.1(b).

     "Receivable" means all indebtedness and other obligations owed to Seller, Factoring, or an Original Seller other than an Excluded Receivable (at the time it arises, and before giving effect to any transfer or conveyance under the Transfer Agreements, the Receivables Sale Agreement or hereunder) or in which Seller, Factoring or an Original Seller has a security interest or other interest, including, without limitation, any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods or the rendering of services by an Original Seller, and further includes,


                                   Exh. I-14
without limitation, the obligation to pay any Finance Charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided further, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor or Seller treats such indebtedness, rights or obligations as a separate payment obligation.

     Receivables Sale Agreement" means that certain Receivables Sale Agreement, dated as of December 28, 2000, between Factoring and Seller, as the same may be amended, restated or otherwise modified from time to time.

     "Records" means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.

     "Reduction Notice" has the meaning set forth in Section 1.3.

     "Regulatory Change" has the meaning set forth in Section 10.2(a).

     "Reinvestment" has the meaning set forth in Section 2.2.

     "Related Security" means, with respect to any Receivable:

          (i) all of Seller's interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale, financing or lease of which by an Original Seller gave rise to such Receivable, and all insurance contracts with respect thereto,

          (ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

          (iii) all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

          (iv) all service contracts and other contracts and agreements associated with such Receivable,

          (v) all Records related to such Receivable,


                                   Exh. I-15

          (vi) all of Seller's right, title and interest in, to and under the Receivables Sale Agreement and each Transfer Agreement in respect of such Receivable and all of Seller's right, title and interest in, to and under the Factoring Performance Undertaking, and

          (vii) all proceeds of any of the foregoing.

     "Required Financial Institutions" means, at any time, Financial Institutions with Commitments in excess of 66-2/3% of the Purchase Limit.

     "Required Notice Period" means the number of days required notice set forth below applicable to the Aggregate Reduction indicated below:

Aggregate Reduction   Required Notice Period
-------------------   ----------------------
<=$100,000,000        three Business Days
>$100,000,000         five Business Days

     "Restricted Junior Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of Seller now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock of Seller, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of Seller now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Subordinated Loans (as defined in the Receivables Sale Agreement), (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of Seller now or hereafter outstanding, and (v) any payment of management fees by Seller (except for reasonable management fees to the Provider or its Affiliates in reimbursement of actual management services performed).

     "Seller" has the meaning set forth in the preamble to this Agreement.

     "Seller Parties" has the meaning set forth in the preamble to this Agreement.

     "Servicer" means at any time the Person (which may be the Agent) then authorized pursuant to Article VIII to service, administer and collect Receivables.

     "Servicer Performance Undertaking" means that certain Servicer Performance Undertaking, dated as of December 28, 2000, by Provider in favor of the Agent, as the same may be amended, restated or otherwise modified from time to time.

     "Servicing Fee" has the meaning set forth in Section 8.6.


                                    Exh. I-16

     "Servicing Reserve" means on any date, an amount equal to the sum of (a) the accrued and unpaid Servicing Fee through the next Settlement Date plus (b) an amount determined in accordance with the following formula: 2.25 multiplied by the Servicing Fee percentage (1%), multiplied by Days Sales Outstanding, divided by 360, multiplied by the Outstanding Balance of all Receivables on such date.

     "Settlement Date" means (A) the third (3rd) Business Day immediately following each Monthly Reporting Date in respect of each Purchaser Interest of Company, and (B) the last day of the relevant Tranche Period in respect of each Purchaser Interest of the Financial Institutions.

     "Settlement Period" means (A) in respect of each Purchaser Interest of Company, the immediately preceding Accrual Period, and (B) in respect of each Purchaser Interest of the Financial Institutions, the entire Tranche Period of such Purchaser Interest.

     "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or
(ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of Seller.

     "Terminating Tranche" has the meaning set forth in Section 4.3(b).

     "Tranche Period" means, with respect to any Purchaser Interest held by a Financial Institution:

               (a) if Yield for such Purchaser Interest is calculated on the basis of the LIBO Rate, a period of one, two, three or six months, or such other period as may be mutually agreeable to the Agent and Seller, commencing on a Business Day selected by Seller or the Agent pursuant to this Agreement. Such Tranche Period shall end on the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such Tranche Period, provided, however, that if there is no such numerically corresponding day in such succeeding month, such Tranche Period shall end on the last Business Day of such succeeding month; or

               (b) if Yield for such Purchaser Interest is calculated on the basis of the Base Rate, a period commencing on a Business Day selected by Seller and agreed to by the Agent, provided no such period shall exceed one month.

If any Tranche Period would end on a day which is not a Business Day, such Tranche Period shall end on the next succeeding Business Day, provided, however, that in the case of Tranche Periods corresponding to the LIBO Rate, if such next succeeding Business Day falls in a new month, such Tranche Period shall end on the immediately preceding Business Day. In the case of any Tranche Period for any Purchaser Interest which commences before the Amortization Date and would otherwise end on a date occurring after the Amortization Date, such Tranche


                                    Exh. I-17

Period shall end on the Amortization Date. The duration of each Tranche Period which commences after the Amortization Date shall be of such duration as selected by the Agent.

     "Transaction Documents" means, collectively, this Agreement, each Purchase Notice, the Receivables Sale Agreement, each Transfer Agreement, each Collection Account Agreement, the Servicer Performance Undertaking, the Factoring Performance Undertaking, the Fee Letter, the Subordinated Note (as defined in the Receivables Sale Agreement) and all other instruments, documents and agreements executed and delivered in connection herewith.

     "Transfer Agreement" means each of (i) those certain Receivables Sale Agreements, dated as of the date hereof, between each Original Seller and Factoring, and (ii) each other Receivables Sale Agreement entered into from time to time between an Original Seller, approved by the Agent, and Factoring, in form and substance satisfactory to the Agent (as the same may be amended, restated or otherwise modified from time to time).

     "UCC" means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

     "Yield" means (i) for each respective Tranche Period relating to Purchaser Interests of the Financial Institutions, an amount equal to the product of the applicable Discount Rate for each Purchaser Interest multiplied by the Capital of such Purchaser Interest for each day elapsed during such Tranche Period, annualized on either a 360 day basis (with respect to Purchaser Interests for which the Discount Rate is the LIBO Rate) or a 365 day basis (with respect to Purchaser Interests for which the Discount Rate is the Base Rate) and (ii) for each respective Accrual Period relating to Purchaser Interests of the Company which are not funded with Pooled Commercial Paper, an amount equal to the product of the applicable CP Rate for each Purchaser Interest multiplied by the Capital of such Purchaser Interest for each day elapsed during such Accrual Period, annualized on a 360 day basis.

     "Yield Reserve" means, on any date, an amount equal to (a) the sum of the accrued and unpaid Yield through the next Settlement Date plus (b) an amount determined in accordance with the following formula: the Base Rate on such date multiplied by 2.25, multiplied by Days Sales Outstanding, divided by 360, multiplied by the outstanding Capital on such date.

     All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of Illinois, and not specifically defined herein, are used herein as defined in such Article 9.


                                    Exh. I-18

                                                                      EXHIBIT II

                             FORM OF PURCHASE NOTICE

                                     [Date]

Calyon New York Branch, as Agent
1301 Avenue of the Americas
New York, NY 10019

Attention: __________________

          Re: PURCHASE NOTICE

Ladies and Gentlemen:

     Reference is hereby made to the Receivables Purchase Agreement, dated as of December 21, 2006, by and among Pactiv RSA LLC, a Delaware limited liability company (the "Seller"), Pactiv Factoring LLC, as Servicer, the Financial Institutions, Atlantic Asset Securitization LLC ("Company"), and Calyon New York Branch, as Agent (the "Receivables Purchase Agreement"). Capitalized terms used herein shall have the meanings assigned to such terms in the Receivables Purchase Agreement.

     The Agent is hereby notified of the following Incremental Purchase:

Purchase Price:            $ __________________________________
Date of Purchase:            __________________________________
Requested Discount Rate:   [LIBO Rate] [Base Rate] [CP Rate]

     Please credit the Purchase Price in immediately available funds to our Facility Account [and then wire-transfer the Purchase Price in immediately available funds on the above-specified date of purchase to:

[Account Name]
[Account No.]

     Please advise [Name] at telephone no (__) _________________ if Company will not be making this purchase.

     In connection with the Incremental Purchase to be made on the above listed "Date of Purchase" (the "Purchase Date"), the Seller hereby certifies that the following statements are true


                                    Exh. II-1
on the date hereof, and will be true on the Purchase Date (before and after giving effect to the proposed Incremental Purchase):

          (i) the representations and warranties of the Seller set forth in
     Section 5.1 of the Receivables Purchase Agreement are true and correct on and as of the Purchase Date as though made on and as of such date;

          (ii) no event has occurred and is continuing, or would result from the proposed Incremental Purchase, that will constitute an Amortization Event or a Potential Amortization Event;

          (iii) the Facility Termination Date has not occurred, the Aggregate Capital does not exceed the Purchase Limit and the aggregate Purchaser Interests do not exceed 100%; and

          (iv) the amount of Aggregate Capital is $_________ after giving effect to the Incremental Purchase to be made on the Purchase Date.

                                        Very truly yours,

                                        PACTIV RSA LLC


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                    Exh. II-2

                                                                     EXHIBIT III

Principal Place of Business/Location of Books and Records

Pactiv RSA LLC
1900 West Field Court
Lake Forest, Illinois 66045

Federal Employer Identification Number

36-4402361

Organizational Identification Number

3289115

Pactiv Factoring LLC
1900 West Field Court
Lake Forest, Illinois 66045

Federal Employer Identification Number

36-4402363

Organizational Identification Number

32286671


                                   Exh. III-1

                                                                      EXHIBIT IV

Collection Account Banks and Addresses

Bank One, N.A.
1 Bank One Plaza
Chicago, IL 60670
Attn: Loretta McCarthy
Facsimile No. 312-928-0338

Banc One National Processing Corporation
1 Bank One Plaza
Chicago, IL 60670
Attn: Loretta McCarthy
Facsimile No. 312-928-0338

Collection Accounts Numbers

ZBA # 10-44536
ZBA # 10-60193
ZBA # 10-44502
ZBA # 11-32331
ZBA # 10-44452
ZBA # 10-44452

Lock-Box Account Numbers

905863
730109
730114
100954
100815
905960

Addresses of Lock-Boxes

P.O. Box 905863
Charlotte, NC 28217-5863
P.O. Box 730109
Dallas, TX 75229-0109


                                    Exh. IV-1

                                                                       EXHIBIT V

                         FORM OF COMPLIANCE CERTIFICATE

     To: Calyon, NA (Main Office Chicago), as Agent

     This Compliance Certificate is furnished pursuant to that certain Receivables Purchase Agreement, dated as of December 21, 2006, among Pactiv RSA LLC (the "Seller"), Pactiv Factoring LLC (the "Servicer"), the Purchasers party thereto and Calyon New York Branch, as agent for such Purchasers (the "Agreement").

     THE UNDERSIGNED HEREBY CERTIFIES THAT:

          (1) I am the duly elected ________________________________ of Seller.

          (2) I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Seller and its Subsidiaries during the accounting period covered by the attached financial statements.

          (3) The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Amortization Event or Potential Amortization Event, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in paragraph 5 below.

          (4) Schedule I attached hereto sets forth financial data and computations evidencing the compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

          (5) Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Seller has taken, is taking, or proposes to take with respect to each such condition or event:
     ___________________________________________________________________________
     ___________________________________________________________________________
     ___________________________________________________________________________
     ______________________

     The foregoing certifications, together with the computations set forth in
Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this [__] day of [____________], [_____].


                                        ----------------------------------------
                                        Name:
                                              ----------------------------------


                                    Exh. V-1

                      SCHEDULE I TO COMPLIANCE CERTIFICATE

A. Schedule of Compliance as of __________, ____. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

This schedule relates to the month ended: ___________________


                                    Exh. V-2

                                                                      EXHIBIT VI

                      FORM OF COLLECTION ACCOUNT AGREEMENT

                                                    [Date]

Name and Address
of Bank

Re: Pactiv Corporation/Pactiv Factoring LLC/Pactiv RSA LLC

Ladies and Gentlemen:

          Reference is hereby made to each of the departmental post office boxes listed on Schedule 1 hereto (each, a "Lock-Box") of which one or more of you has exclusive control for the purpose of receiving mail and processing payments therefrom pursuant to the Lock-Box Agreement dated [__________] originally by and between Pactiv Corporation and you (the "Service Agreement"). You hereby confirm your agreement to perform the services described therein. Among the services you have agreed to perform therein, is to endorse all checks and other evidences of payment received in each of the Lock-Boxes, and credit such payments to the accounts listed on Schedule 1 hereto (the "Lock-Box Accounts"). Any references to "you" or 'your' in this letter agreement shall mean JPMorgan Chase Bank, N.A. as Lock-Box Bank.

          Pactiv Corporation (the "Company") hereby informs you that, pursuant to that certain Receivables Transfer Agreement, dated as of December 28, 2000, as amended to date, between the Company and Pactiv Factoring LLC, the Company has transferred all of its right, title and interest in and to, and exclusive ownership and control of, the Lock-Box and the Lock-Box Accounts to Pactiv Factoring LLC. Pactiv Factoring LLC hereby informs you that pursuant to that certain Receivables Sale Agreement, dated as of December 28, 2000, as amended to date, between Pactiv Factoring LLC and Pactiv RSA LLC (the "Seller"), Pactiv Factoring LLC has transferred all of its right, title and interest in and to, and exclusive ownership and control of, the Lock-Box and the Lock-Box Accounts to the Seller. The Company, Pactiv Factoring LLC and the Seller have previously requested that the name of the Lock-Box Accounts be changed to PACTIV RSA LLC.

          Each of the Company, Pactiv Factoring LLC and the Seller hereby irrevocably instructs you, and you hereby agree, that upon receiving notice from Calyon New York Branch, as Agent, in the form attached hereto as Annex A: (i) the name of the Lock-Box Accounts will be changed to the Agent (or any designee of the Agent), and the Agent will have exclusive ownership of and access to the Lock-Boxes and the Lock-Box Accounts, and none of the Company, the Seller, nor any of their respective affiliates will have any control of the Lock-Boxes or the Lock-Box Accounts or any access thereto, (ii) you will either continue to send the funds from the Lock-Boxes to the Lock-Box Accounts, or will redirect the funds as the Agent may otherwise request, (iii) you will transfer monies on deposit in the Lock-Box Accounts, at any time, as directed by the Agent, (iv) all services to be performed by you under the Service Agreement will be performed on behalf of the Agent, and (v) all correspondence or other mail


                                    Exh. VI-1
which you have agreed to send to the Company or the Seller will be sent to the Agent at the following address:

          Calyon New York Branch, as Agent
          1301 Avenue of the Americas
          New York, NY 10019-6022
          Attention: Debt Capital Markets - Liquid Assets Securitization

Moreover, upon such notice, the Agent will have all rights and remedies given to the Company (and the Seller, as the Company's assignee) under the Service Agreement. The Company agrees, however, to continue to pay all fees and other assessments due thereunder at any time.

          You hereby acknowledge that monies deposited in the Lock-Box Accounts or any other account established with you by the Agent for the purpose of receiving funds from the Lock-Boxes are subject to the liens of the Agent, and will not be subject to deduction, set-off, banker's lien or any other right you or any other party may have against the Company or the Seller except that you may debit the Lock-Box Accounts for any items deposited therein that are returned, charged-back any reversals, cancellations of payment orders and other electronic transfers that are otherwise not collected and for all charges, fees, commissions and expenses incurred by you in providing services hereunder, all in accordance with your customary practices for the charge back of returned items and expenses.

          You will be liable only for direct damages in the event you fail to exercise ordinary care. You shall be deemed to have exercised ordinary care if your action or failure to act is in conformity with general banking usages or is otherwise a commercially reasonable practice of the banking industry. You shall not be liable for any special, indirect or consequential damages, even if you have been advised of the possibility of these damages.

          The Seller and the Agent acknowledge and agree that you have no knowledge of (and are not required to know) the terms and provisions of the separate agreements referred to in paragraph 2 above and other related documentation or whether any actions by Agent (including without limitation the sending of notice in the form attached hereto as Annex A) or Seller are permitted or a breach thereunder or consistent or inconsistent therewith.

          The parties acknowledge that you may assign or transfer your rights and obligations hereunder to a wholly-owned subsidiary of[____________________].

          The Seller agrees to indemnify you for, and hold you harmless from, all claims, damages, losses, liabilities and expenses, including legal fees and expenses, resulting from or with respect to this letter agreement and the administration and maintenance of the Lock-Box Accounts and the services provided hereunder, including, without limitation: (a) any action taken, or not taken, by you in regard thereto in accordance with the terms of this letter agreement, (b) the breach of any representation or warranty made by the Seller pursuant to this letter agreement, (c) any item, including, without limitation, any automated clearinghouse transaction, which is returned for any reason ( a "Returned Item"), and (d) any failure of the Seller to pay any invoice or charge to you for services in respect to this letter agreement and the Lock-Box Accounts or any amount owing to you from the Seller with respect thereto or to the


                                    Exh. VI-2
service provided hereunder. The Agent agrees to indemnify you for and hold you harmless from any Returned Item incurred in or after you receive a notice in the form attached hereto as Annex A that the Agent will have exclusive ownership of the Lock-Boxes and the Lock-Box Account or any interpleader proceeding related thereto.

          THIS LETTER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. The parties hereto acknowledge and agree that this letter agreement is intended to be an agreement within the meaning of
Section 9-304(b)(1) of the Uniform Commercial Code in effect in the State of New York and that the State of New York shall be deemed to be the jurisdiction of the Lock-Box Bank for purposes of any matter in respect of the Lock-Box Account relating to or arising under Section 9-304(b)(1) of the Uniform Commercial Code as is in effect from time to time in the State of New York. This letter agreement may be executed in any number of counterparts and all of such counterparts taken together will be deemed to constitute one and the same instrument.

          This letter agreement contains the entire agreement between the parties, and may not be altered, modified, terminated or amended in any respect, nor may any right, power or privilege of any party hereunder be waived or released or discharged, except upon execution by all parties hereto of a written instrument to all parties so providing. You may terminate this letter agreement upon the sending of at least thirty (30) days advance written notice to the other parties and transfer of the Lock-Boxes to another bank selected by the Agent and the Seller. In the event that any provision in this letter agreement is in conflict with, or is inconsistent with, any provision of the Service Agreement, this letter agreement will exclusively govern and control. Each party agrees to take all actions reasonably requested by any other party to carry out the purposes of this letter agreement or to preserve and protect the rights of each party hereunder.


                                    Exh. VI-3

          Please indicate your agreement to the terms of this letter agreement by signing in the space provided below. This letter agreement will become effective immediately upon execution of a counterpart of this letter agreement by all parties hereto.

                                        Very truly yours,

                                        PACTIV CORPORATION


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        PACTIV FACTORING LLC


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        PACTIV RSA LLC


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


Acknowledged and agreed to as of [______________]

Name of Bank


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------


CALYON NEW YORK BRANCH, as Agent


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------


                                    Exh. VI-4

                                                                         ANNEX A

                                 FORM OF NOTICE

                          [On letterhead of the Agent]

                                     [Date]

Name and Address
of Bank

     Re: Pactiv Corporation/Pactiv Factoring LLC/Pactiv RSA LLC

     Ladies and Gentlemen:

          We hereby notify you that we are exercising our rights pursuant to that certain collection account agreement, dated [___________] (the "Collection Account Agreement") among Pactiv Corporation, Pactiv Factoring LLC and Pactiv RSA LLC, you and us, to have the name of, and to have exclusive ownership and control of, Accounts no. [____________] identified in the Collection Account Agreement (the "Lock-Box Accounts") maintained with you, transferred to us. The Lock-Box Accounts will henceforth be a zero-balance account, and funds deposited in the Lock-Box Accounts should be sent at the end of each day to account no. _______________ in the name of __________ at Calyon New York Branch in New York, NY REFERENCE: PACTIV RSA LLC, OR AS OTHERWISE DIRECTED BY THE UNDERSIGNED. You have further agreed to perform all other services you are performing under the "Service Agreement" (as defined in the Letter Agreement) on our behalf.

          We appreciate your cooperation in this matter.

                                        Very truly yours,

                                        CALYON NEW YORK BRANCH, as Agent


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                   SCHEDULE 1

                               PACTIV CORPORATION

LOCKBOX ACCOUNTS   LOCKBOX #   LOCKBOX ADDRESS
----------------   ---------   ---------------


                                                                     EXHIBIT VII

Corporate Policy Manual                                            (PACTIV LOGO)
                                                    Advanced Packaging Solutions

SUBJECT: Credit and Collections                     POLICY NO.: 1.1.3v1
         Administration and Accounting

SCOPE:   Pactiv Corporation Trade Accounts          DATE ISSUED: January 6, 2003
         Receivable
BODY:

1.0  PURPOSE:

     The purpose of this policy is to document the Pactiv Corporation requirements for credit and collections administration and accounting.

2.0  :REVISION HISTORY:

Revision Date   Revision Number         Change        Reference Section(s)
-------------   ---------------   -----------------   --------------------
11/31/2002      NA                Original Document   Entire Document

3.0  PERSONS AFFECTED:

     3.1 Inclusions: All Pactiv Corporation operating units, affiliates, and subsidiaries.

     3.2  Exclusions: None

4.0  POLICY:

     4.1 The policy of Pactiv Corporation is to ensure that all reasonable efforts are made to collect amounts owed the Corporation by trade customers, and to properly record in the Corporation's accounting records the accounts receivable and bad debts position of the Company in each accounting period. In this regard, each customer of the Corporation shall be dealt with equally and impartially, in compliance with all applicable laws and regulations and in accordance with good credit practice.

     4.2 The Manager, Credit and Collections, working under the direction of the VP, Finance and Controller, will administer the Corporation's Credit and Collections Policy. All personnel of the Corporation engaged in credit and collections activities, regardless of where they are located and whether or not they report directly to the Manager, Credit and Collections, are considered credit and collections employees for the purposes of this Policy and are bound by its requirements.

     4.3 The Manager, Credit and Collections will develop, document, and have properly approved credit procedures as required to implement the Corporation's Credit and Collections Policy in North America. Pactiv units and affiliates outside North America will also develop such procedures which will be as aligned with North American procedures as possible, taking into account local statutory and legal requirements and information system capabilities. Approval of all such procedures will include that of the VP, Finance and Controller and the Pactiv Legal Department (or it's designated outside legal counsel).

     4.4 Finance Directors of Pactiv units and affiliates located outside North America will designate an individual employed in the finance function to administer this policy and related procedures for their respective business units. While these Finance Directors will retain ultimate responsibility for compliance, they and their designated credit administration personnel will solicit and receive guidance from the Manager, Credit and Collections as required. Specifically, those requirements of the Manager, Credit and Collections set forth in sections 4.6 through 4.8 below will be carried out by the Finance Directors and their designees outside of North America.


                                   Exh. VII-1

     4.5 The Manager, Credit and Collections, will periodically conduct credit reviews of all Corporate business units and affiliates to ensure that they are in compliance with this Policy and related procedures.

     4.6 The Manager, Credit and Collections will determine for each customer, according to established Procedures and properly approved Limits of Authority, whether and in what amounts credit will be extended, whether or not credit will be reduced or revoked, and what collection practices will be employed. Marketing, Sales, or other operating personnel do not have the authority to make such credit decisions without the approval of the Manager, Credit and Collections. The Manager, Credit and Collections will consult with appropriate Marketing, Sales, or Operating Managers in the course of credit and bad debt administration activities as required, including determination of credit terms.

     4.7 The Manager, Credit and Collections will determine when an accounts receivable shall be deemed a bad debt and what collection practices shall be employed to attempt collection, in accordance with established Pactiv Procedures, including Limits of Authority.

     4.8 The Manager, Credit and Collections will communicate the status of trade receivables, including current bad debts and bad debts history, on a monthly basis. Reports will be provided to the VP, Finance and Controller, to the Director, Corporate Finance, and to the senior financial manager of each Pactiv business unit (VP, Finance, controller, or chief accountant, as appropriate), and to such business unit managers as appropriate.

     4.9 The Director, Corporate Finance will ensure that the status of the Corporation's trade receivables and bad debts is properly accounted for each month, in accordance with Generally Accepted Accounting Principles and utilizing a process which has the concurrence of the Corporation's external auditors.

5.0  :DEFINITIONS:

     5.1 Bad Debt - an amount owed the Corporation but deemed uncollectable due to insolvency, bankruptcy, disappearance of the customer, or for similar reasons.

     5.2 Accounts Receivable - amounts owed the Corporation resulting from the sale of products or services to third parties. Sales to affiliated parties are excluded from this definition.

6.0  RESPONSIBILITIES:

     6.1 The VP, Finance and Controller (Controller) is responsible for approving and ensuring Credit Management compliance with the Credit and Collections Policy and related procedures.

     6.2 The Manager, Credit and Collections is responsible for administering all aspects of Pactiv Corporation's Credit and Collections Policy and related procedures within North America, and for providing guidance when necessary to Pactiv units and affiliates outside North America.

     6.3 Finance Directors (FD's) and other direct reports of the Controller are responsible for ensuring their staffs comply with the requirements of this policy and related procedures.

     6.4 Finance Directors of units located outside North America are responsible for administering this Policy and related procedures in their respective business units. They are also responsible for seeking and implementing the advice of the Manager, Credit and Collections, when questions arise concerning the application of this Policy or the implementation of sound credit practices in their businesses.

     6.5 The Director, Corporate Finance is responsible for ensuring that Pactiv's accounts receivable and bad debts are properly accounted for in each accounting period.

7.0  :PROCEDURE:

     Not Applicable


                                   Exh. VII-2

                                                                    EXHIBIT VIII

                             FORM OF MONTHLY REPORT

          [In addition to such other information as may be included on this exhibit, each Monthly Report should set forth the following with respect to the related Calculation Period (as defined in the Receivables Sale Agreement): (i) the aggregate Outstanding Balance of Receivables created and conveyed by Factoring to Seller in purchases pursuant to the Receivables Sale Agreement during such Calculation Period, as well as the Net Receivables Balance included therein, (ii) the aggregate purchase price payable to Factoring in respect of such purchases, specifying the Discount Factor (as defined in the Receivables Sale Agreement) in effect for such Calculation Period and the aggregate Purchase Price Credits (as defined in the Receivables Sale Agreement) deducted in calculating such aggregate purchase price, (iii) the aggregate amount of funds received by the Servicer during such Calculation Period which are to be applied as Reinvestments, (iv) the increase or decrease in the amount outstanding under the Subordinated Note (as defined in the Receivables Sale Agreement) as of the end of such Calculation Period after giving effect to the application of funds toward the aggregate purchase price and the restrictions on Subordinated Loans (as defined in the Receivables Sale Agreement) set forth in Section 1.2(a)(ii) of the Receivables Sale Agreement, and (v) the amount of any capital contribution made by Factoring to Seller as of the end of such Calculation Period pursuant to Section 1.2(b) of the Receivables Sale Agreement.]

          The above is a true and accurate accounting pursuant to the terms of the Receivables Purchase Agreement, dated as of December 21, 2006 (the "Agreement"), by and among Pactiv RSA LLC, Pactiv Factoring LLC, Atlantic Asset Securitization LLC and Calyon New York Branch, as Agent, and I have no knowledge of the existence of any conditions or events which constitute an Amortization Event or Potential Amortization Event, as each such term is defined under the Agreement, during or at the end of the accounting period covered by this monthly report or as of the date of this certificate, except as set forth below.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        Company Name:
                                                      --------------------------
                                        Date:
                                              ----------------------------------


                                   Exh. VIII-1

                                   SCHEDULE A

                      COMMITMENTS OF FINANCIAL INSTITUTIONS

Financial Institution     Commitment
---------------------    ------------
Calyon New York Branch   $130,000,000


                                    Sch. A-1

                                   SCHEDULE B

                     DOCUMENTS TO BE DELIVERED TO THE AGENT

                       ON OR PRIOR TO THE INITIAL PURCHASE


                                    Sch. B-1

                                   SCHEDULE C

                          EQUIVALENT LONG TERM RATINGS

                         Moody's Investors Service, Inc.

                    EQUIVALENT LONG-
SHORT-TERM RATING      TERM RATING
-----------------   ----------------
       P-1                 Aaa
       P-1                 Aa1
       P-1                 Aa2
       P-1                 Aa3
       P-1                 A1
       P-2                 A2
       P-2                 A3
       P-2                Baa1
       P-3                Baa2
       P-3                Baa3
    Not Prime            < Baa3

                         Standard & Poors Ratings Group

                    EQUIVALENT LONG-
SHORT-TERM RATING      TERM RATING
-----------------   ----------------
       A-1                 AAA
       A-1                 AA+
       A-1                 AA
       A-1                AA -
       A-1                 A+
       A-2                  A
       A-2                 A -
       A-2                BBB+
       A-3                 BBB
       A-3                BBB -
     Unrated             < BBB -


                                    Sch. C-1